1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 14, 2017

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of MAXIMUS, Inc. will be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 14, 2017 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

1.	The election of three Class II Directors to serve until the 2020 Annual Meeting of Shareholders and one Class I Director to serve until the 2019 Annual Meeting of Shareholders.

2.	An advisory vote to approve the compensation of the Named Executive Officers.

3.	An advisory vote on whether shareholders will vote on Named Executive Officer compensation every one, two or three years.

4.	Approval of the Annual Management Bonus Plan, which is intended to satisfy the tax deduction requirements of Internal Revenue Code Section 162(m).

5.	Approval of the 2017 Equity Incentive Plan and, in order to satisfy Internal Revenue Code Section 162(m), the performance goals thereunder.

6.	The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2017 fiscal year.

7.	The transaction of any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on January 13, 2017 will be entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Under Securities and Exchange Commission rules, we have elected to deliver our proxy materials to shareholders over the Internet. That delivery process allows us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 27, 2017, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and 2016 annual report. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will attend the Annual Meeting. Whether or not you plan to attend, your vote is very important, and we encourage you to vote promptly. There are several ways that you can cast your ballot - by telephone, by Internet, by mail (if you request a paper copy) or in person at the Annual Meeting.

By Order of the Board of Directors,

By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

This proxy statement is dated January 27, 2017 and is first being distributed to shareholders on or about January 27, 2017.

MAXIMUS, INC.

1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

Our board of directors is making this proxy statement, our 2016 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the board of directors for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 14, 2017 and at any adjournments of the meeting.

Pursuant to Securities and Exchange Commission (“SEC”) rules, we have elected to provide our proxy materials to our shareholders primarily over the Internet rather than mailing paper copies of those materials to each shareholder. Accordingly, on or about January 27, 2017, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders to provide website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy will be included in the Notice. In addition, shareholders may request proxy materials in printed form by mail on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote. You will be entitled to vote your shares of MAXIMUS common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 13, 2017. As of that date, 64,813,619 shares of common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 13, 2017.

How to vote your shares. You may vote your shares either by attending the Annual Meeting and voting in person or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

•
By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

•
In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain the legal proxy.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 13, 2017.

If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares in favor of each of the proposals recommended by the board of directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.

Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:

Proposal	Required Vote
1. Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2. Advisory vote to approve named executive officer compensation	A majority of the votes cast are “for” the proposal.
3. Advisory vote on frequency of voting on named executive officer compensation	A majority of the votes cast are “for” the proposal.
4. Approval of Annual Management Bonus Plan	A majority of the votes cast are “for” the proposal.
5. Approval of 2017 Equity Incentive Plan	A majority of the votes cast are “for” the proposal.
6. Ratification of the Audit Committee’s selection of independent public accountants	A majority of the votes cast are “for” the ratification.

Shares Held Through a Bank, Broker or Other Nominee. If you hold your shares in street name through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” A broker cannot vote on the election of directors or on matters relating to executive compensation without instructions; therefore, there may be broker non-votes on Proposals 1 - 5. A broker may vote on the ratification of the independent public accountants without instructions from you; therefore, no broker non-votes are expected in connection with Proposal 6. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the Annual Meeting.

Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2017 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke your proxy card at any time before the named proxies exercise it at the meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP

The following tables show the number of shares of our common stock beneficially owned as of January 13, 2017 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Executive Compensation” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The number of shares beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 14, 2017. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 64,813,619 shares that were outstanding on January 13, 2017 rather than the percentages set forth in the shareholders’ filings with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 13, 2017 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 245 Summer Street Boston, Massachusetts 02210	5,694,381(1)	8.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,678,647(2)	8.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,288,095(3)	8.2%
BAMCO, Inc. 767 Fifth Ave, 49th Floor New York, New York 10153	3,896,593(4)	6.0%
________________

(1)
According to a Schedule 13G/A filed with the SEC on February 12, 2016, FMR LLC and Abigail P. Johnson reported that they had sole dispositive power over 5,694,381 shares of common stock, and FMR LLC reported that it had sole voting power with respect to 1,624,081 shares of common stock.

(2)
According to Schedule 13G/A filed with the SEC on January 26, 2016, BlackRock, Inc. reported that through BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Shweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and

BlackRock Investment Management LLC, it had sole dispositive power with respect to 5,678,647 shares of common stock and sole voting power with respect to 5,534,315 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group reported that it had sole dispositive power over 5,144,078 shares of common stock, shared dispositive power over 144,017 shares of common stock, sole voting power with respect to 144,517 shares of common stock and shared voting power with respect to 3,500- shares of common stock.

(4)
According to a Schedule 13G/A filed with the SEC on February 16, 2016 (i) BAMCO, Inc. reported that it had shared dispositive power over 3,704,205 shares of common stock and shared voting power with respect to 3,304,205 shares of common stock, (ii) Baron Capital Group, Inc. and Ronald Baron reported that they had shared dispositive power over 3,896,593 shares of common stock and shared voting power with respect to 3,496,593 shares of common stock and (iii) Baron Capital Management, Inc. reported that it had shared dispositive power over 192,388 shares of common stock and shared voting power with respect to 192,388 shares of common stock.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 13, 2017 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Director Nominees
Anne K. Altman (2)	—	*
Russell A. Beliveau	125,649	*
John J. Haley	132,352	*
Paul R. Lederer	65,529	*
Richard A. Montoni	624,115	1.0%
Peter B. Pond	256,499	*
Gayathri Rajan (2)	—	*
Raymond B. Ruddy	470,690	*
Wellington E. Webb	103,038	*
Named Executive Officers (except Directors)
Mark S. Andrekovich	39,142	*
Bruce L. Caswell	125,101	*
David R. Francis	25,716	*
Richard J. Nadeau	15,139	*
All directors and executive officers as a group (13 persons)	1,982,970	3.1%
________________

*	Percentage is less than 1% of all outstanding shares of common stock.

(1)
Amounts include shares issuable under stock options exercisable within 60 days as follows: Caswell 80,000. The non-employee directors have elected to defer receipt of RSUs for tax purposes over periods varying from one year until termination of their board service. Therefore, the amounts also include the following deferred/unvested RSUs that could vest within 60 days in the event a non-employee director’s Board service terminated: Beliveau 82,321, Haley 132,352, Lederer 9,544, Pond 242,124, Ruddy 175,138, Webb 103,038, and all directors and executive officers as a group 749,400.

(2)	Ms. Altman and Ms. Rajan joined the board on December 14, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2016 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1 – ELECTION OF DIRECTORS

General

The board of directors currently consists of nine directors. As previously disclosed, Marilyn R. Seymann, a Class II Director, resigned from our board on January 1, 2017, and the board appointed Gayathri Rajan to fill the vacancy left by such resignation until the Annual Meeting. In addition, as previously disclosed, James R. Thompson, Jr., a Class I Director, resigned from our board on January 1, 2017 and the board appointed Anne K. Altman to fill the vacancy left by such resignation until the Annual Meeting. Under our articles of incorporation, the board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the Annual Meeting, three Class II Directors will be elected to hold office for a three-year term expiring at the 2020 Annual Meeting of Shareholders or until their successors are elected and qualified, and one Class I Director will be elected to hold office for a two-year term expiring at the 2019 Annual Meeting of Shareholders and until her successor is elected and qualified. The board has nominated Russell A. Beliveau, John J. Haley and Gayathri Rajan for election as Class II Directors and Anne K. Altman for election as a Class I director. Mr. Beliveau, Mr. Haley and Ms. Rajan presently serve as our Class II directors, and Ms. Altman presently serves as a Class I director. If you sign and return your proxy card, the persons named in such proxy card will vote to elect these four nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than four. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

The Company’s bylaws provide for majority voting in director elections. The board of directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the board of directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast for or against each of Mr. Beliveau, Mr. Haley, Ms. Rajan and Ms. Altman is required to re-elect each nominee to our board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

Biographical Information of Directors and Nominees

The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 13, 2017, appears above under “Security Ownership - Security Ownership of Management.”

Nominees for Class II Directors (for terms expiring in 2020)

Russell A. Beliveau
Age 69

Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from 2000 until his retirement in 2002 and served as President of Business Development from 1998 until 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau’s past positions include

Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College and his B.A. in Psychology from Bridgewater State College.

The board of directors believes that Mr. Beliveau’s qualifications and skills include, among other things, his experience in state government and managing government health and human services programs and his prior service with the Company.

John J. Haley
Age 67

John J. Haley has served as one of our directors since 2002. Since January 2016, Mr. Haley has served as the Chief Executive Officer of Willis Towers Watson, an insurance broker and human resources and employee benefits consulting firm formed through the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. From 2010 until January 2016, Mr. Haley served as the Chief Executive Officer and Chairman of the Board of Towers Watson & Co. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. from 1999 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley is a director of Willis Towers Watson. He previously served as a director of Towers Watson & Co. from 2010 until its merger with Willis Group Holdings Public Limited Company in January 2016. He also served as a director of Watson Wyatt Worldwide, Inc. from 1992 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010 and as a director of Hudson Global, Inc. from 2003 to 2015.

The board of directors believes that Mr. Haley’s qualifications and skills include, among other things, his experience as the Chief Executive Officer and Chairman of a large, publicly-traded consulting firm together with his knowledge of finances, human resources and compensation matters, as well as his public company directorship experience.

Gayathri Rajan
Age 49

Gayathri Rajan has served as one of our directors since December 2016. Ms. Rajan is employed as Google’s Vice President of Product Management where she currently oversees the monetization of Google Maps. She joined Google in 2006 and has served in increasingly responsible roles in the product management area having led initiatives for the Internet of Things, Google Offers and Payments. Before joining Google she had product management roles with Financial Engines from 2004 to 2005 and eCal Corp from 1999 to 2001. She was a Senior Software Engineer for The Vanguard Group from 1997 to 1999. Ms. Rajan holds bachelor’s and master’s degrees in chemical engineering from the University of Cambridge, a master’s degree in computer science from the University of Pennsylvania and an M.B.A. from Stanford University.

The board of directors believes that Ms. Rajan’s qualifications and skills include, among other things, her experience in leading-edge information technology when applied to building scalable and secure financial platforms and innovative consumer-centric products.

Nominee for Class I Director (for term expiring in 2019)

Anne K. Altman
Age 57

Anne K. Altman has served as one of our directors since December 2016. She retired from IBM in January 2016 having served most recently as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM's Global Public Sector with responsibilities for global government -- national, regional and local -- as well as education, healthcare and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology. Ms. Altman earned a Bachelor of Science degree from George Mason University.

Ms. Altman has served as a director of SPX FLOW, Inc. since its spin-off from SPX Corporation in 2015.

The board of directors believes that Ms. Altman’s qualifications and skills include, among other things, her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce and cloud capabilities.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOUR NOMINEES SET FORTH ABOVE.

Class I Directors (terms expiring in 2019)

Paul R. Lederer
Age 77

Paul R. Lederer has served as one of our directors since 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University.

Mr. Lederer is a director of Dorman Products, Inc. and O’Reilly Automotive, Inc.

The board of directors believes that Mr. Lederer’s qualifications and skills include, among other things, his experience in various leadership and management positions of large, publicly-traded businesses and public company directorship experience together with his understanding of legal matters.

Peter B. Pond
Age 72

Peter B. Pond has served as one of our directors since 1997 and as Chairman of the Board since 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago.

Mr. Pond served as a director of Navigant Consulting, Inc. from 1996 to 2014.

The board of directors believes that Mr. Pond’s qualifications and skills include, among other things, his experience in the investment and financial industry and as a public company director.

Class III Directors (terms expiring in 2018)

Richard A. Montoni
Age 65

Richard A. Montoni has served as Chief Executive Officer and a director of MAXIMUS since 2006. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. He also currently serves as the Vice Chairman of the Northern Virginia Technology Council, the membership and trade association for the technology community in Northern Virginia. Before his employment with MAXIMUS, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a B.S. degree in Economics from Boston University.

The board of directors believes that Mr. Montoni should serve as a director based on his qualifications and skills which include, among other things, his audit and financial experience together with the detailed knowledge of the operations of the Company he possesses as the current Chief Executive Officer.

Raymond B. Ruddy
Age 73

Raymond B. Ruddy has served as one of our directors since 2004 and Vice Chairman of the Board of Directors since 2005. Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

The board of directors believes that Mr. Ruddy should serve as a director based on his qualifications and skills which include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

Wellington E. Webb
Age 75
Wellington E. Webb has served as one of our directors since 2003. Since 2016, Mr. Webb has been a principal with DSW Solutions, LLC, a consulting firm that provides strategic advice to trade associations and business regarding municipal business matters. Since 2003, Mr. Webb has also served as President of Webb Group International, an economic development and public relations consulting firm. Mr. Webb served three terms as Mayor of the City and County of Denver, Colorado from 1991 to 2003. Prior to first being elected as Mayor, he served at the state, local, and federal levels of government in several capacities including Denver City Auditor, Executive Director of the Colorado Department of Regulatory Agencies, and Regional Director of the U.S. Department of Health Education and Welfare. Mr. Webb’s distinguished public career began in 1972 when he was elected to the Colorado House of Representatives. In 2009, Mr. Webb was nominated by President Obama and approved by the Senate to be Alternate Representative of the United

States of America to the Sixty-fourth Session of the General Assembly of the United Nations. In 2012, Mr. Webb was appointed to the board of directors of First Responder Network Authority (FirstNet) an independent authority within the Department of Commerce’s National Telecommunications and Information Administration. Mr. Webb holds a B.A. in Sociology from the Colorado State College at Greeley and a M.A. in Sociology from the University of Northern Colorado. He also holds honorary Doctorates from the University of Colorado at Denver, Metropolitan State College of Denver, University of Northern Colorado, Greeley Colorado and The American Baptist Seminary, Berkeley California.
The board of directors believes that Mayor Webb should serve as a director based on his qualifications and skills which include, among other things, his extensive knowledge of and experience in state and local government and leadership skills gained during such service.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Board Leadership

MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company’s initial public offering in 1997. Richard A. Montoni currently serves as Chief Executive Officer, and Peter B. Pond currently serves as our non-executive Chairman of the Board and as the lead director of the independent directors. We believe that the separation of those roles is appropriate for us because it is a good corporate governance practice that promotes board and director independence from the management team.

Board’s Role in Risk Oversight

The board of directors as a whole oversees the risk management of the Company. The Senior Vice President of Quality and Risk Management regularly reports to the board on operational and financial risks relating to the Company’s projects. She also serves as our Compliance Officer and regularly reports to the board about compliance with the Company’s code of ethics and policies and procedures. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies.

Management regularly reports to the board or relevant committee on actions the Company is taking to manage the risks identified above. The board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to the function of the board, management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees. The Guidelines are available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Communications with Directors

Shareholders wishing to communicate with the board of directors, the non-employee directors or any individual director (including any committee chair) may do so by sending a communication to the board of directors and/or a particular member of the board of directors, care of the Company Secretary at MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Director Independence

From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. To comply with the New York Stock Exchange (“NYSE”) listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director’s independence:

•	a director who is currently, or in the past three years has been, employed by the Company or by any subsidiary of the Company;

•
a director who has accepted, or has any family member who has accepted, payments from the Company or its affiliates in excess of $120,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

•	a director who has an immediate family member who is, or has been in the past three years, employed by the Company or any subsidiary of the Company as an executive officer;

•
a director who is a partner, controlling shareholder or an employee, or has an immediate family member who is an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the Company, for that year, or that exceed $1,000,000, whichever is greater;

•
a director who is employed, or has an immediate family member who is employed, as an executive officer of another company where any of the Company’s executive officers serves on that other company’s compensation committee, or such a relationship has existed within the past three years; and

•
a director who (a) has been a partner or employee of the Company’s internal or external auditor within the past three years, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (d) had an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

Apart from the categorical standards, the board of directors also assesses the materiality of a director’s relationship with us to ensure that there is no material relationship that would adversely affect the director’s independence.

The board of directors in its business judgment has determined that the following eight directors are independent as defined by NYSE listing standards: Anne K. Altman, Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Gayathri Rajan, Raymond B. Ruddy and Wellington E. Webb. None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards. In addition, none of the independent directors has any relationship with us that would adversely affect such director’s independence.

Code of Ethics

We have adopted a code of ethics that applies to all employees including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics will be reflected on our website.

Board and Committee Meeting Attendance

Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held ten meetings during fiscal year 2016. During our 2016 fiscal year, all of our directors attended at least 75% of the aggregate board and applicable committee meetings.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled board meeting. Peter B. Pond, the non-executive Chairman of the Board, serves as the lead independent director for executive sessions.

Committees of the Board

The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The members of the Audit Committee are Peter B. Pond (Chair), Paul R. Lederer, Raymond B. Ruddy, Wellington E. Webb, and, until her resignation on January 1, 2017, Marilyn R. Seymann, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members in effect on the date of this proxy statement. The board of directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held four meetings during fiscal year 2016. For additional information regarding the Audit Committee, see “Audit Information - Report of the Audit Committee” below.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to establish and assure the effectiveness of the governance principles of the board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

•
personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•	broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors;

•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

•	commitment to serve on the board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all shareholders and objectively evaluate management performance; and

•	diversity of background and experience.

As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines ‘‘diversity’’ broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors and would evaluate any such candidate in the same manner described above. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2018 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2018 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Under the process we use for selecting new board candidates, the Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy the criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance

Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors. During 2016 the company retained executive search firm Spencer Stuart to assist with the director search that resulted in the appointments of Ms. Altman and Ms. Gayathri to the board.

The Nominating and Governance Committee is comprised of John J. Haley (Chair), Paul R. Lederer, Peter B. Pond, Wellington E. Webb, and, until her resignation on January 1, 2017, Marilyn R. Seymann, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of nominating and governance committee members in effect on the date of this proxy statement. The Nominating and Governance Committee operates under a written charter adopted by the board in 2003. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The Nominating and Governance Committee met three times during fiscal year 2016.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:

•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management,

•	reviewing the Company’s compensation policies and practices,

•	reviewing executive succession plans, and

•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained Pay Governance, LLC, an independent consulting firm, to advise it on a regular basis on executive compensation programs. Pay Governance provides information to the Compensation Committee so that it can determine whether the Company’s executive compensation programs are reasonable and consistent with competitive practices. The Compensation Committee has reviewed the independence of Pay Governance in light of SEC rules and has concluded that the consultant’s work for the Compensation Committee is independent and does not raise any conflict of interest.

The Compensation Committee operates under a written charter adopted by the board in 2003. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The members of the Compensation Committee are Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy and, until her resignation on January 1, 2017, Marilyn R. Seymann, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members in effect on the date of this proxy statement. Until her resignation Dr. Seymann served as the Chair of the Compensation Committee. The Board expects to fill that position at its next regularly-scheduled meeting.

The Compensation Committee held four meetings during fiscal year 2016. For additional information regarding the committee, see “Compensation Committee Report” below.

Annual Meeting Attendance

We encourage members of the board of directors to attend the Annual Meeting. All of our directors attended the 2016 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions are as follows:

Name	Age	Position
Richard A. Montoni	65	Chief Executive Officer and Director
Bruce L. Caswell	51	President
Richard J. Nadeau	62	Chief Financial Officer and Treasurer
Mark S. Andrekovich	55	Chief of Human Capital and President Tax and Employer Services
David R. Francis	55	General Counsel and Secretary

The following information sets forth biographical information for all executive officers for the past five years. Such information with respect to Richard A. Montoni, the Company’s Chief Executive Officer, is set forth above in the “Proposal 1 - Election of Directors” section.

Bruce L. Caswell was appointed President of MAXIMUS effective October 1, 2014. He previously served as the President of Health Services from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

Richard J. Nadeau joined MAXIMUS in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as Executive Vice President and Chief Financial Officer of SRA International, Inc. Previously he served as Chief Financial Officer for Sunrise Senior Living, Inc., The Mills Corporation and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.

Mark S. Andrekovich has served as our Chief of Human Capital since 2005. Since September 2008, he has also served as the President of our Tax and Employer Services Division. He has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 25 years of legal experience having previously served in both law firm and in-house attorney positions.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2016 and this proxy statement.

Compensation Committee

Russell A. Beliveau
John J. Haley
Paul R. Lederer
Peter B. Pond
Raymond B. Ruddy

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent outside directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

2016 Financial and Operational Achievements

The Company’s revenues and earnings per share for fiscal year 2016 were at record levels. The Company won significant new work including a substantial increase to its scope of work for the State of New York and key rebids such as the Texas Eligibility Support Services and Pennsylvania Eligibility Assistance projects. In addition, clients exercised options to continue existing projects such as the U.S. Department of Education Student Loan and Texas Enrollment Broker contracts. During 2016 MAXIMUS completed the acquisitions of Ascend Management Innovations LLC in the United States and Assessments Australia, both of which complement and expand the Company’s independent health and support assessment services.

Compensation Discussion and Analysis

General

The Compensation Committee of our board of directors reviews and establishes the compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our board of directors and operates under a written charter approved by the board of directors.

During 2016, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to assist it in carrying out its responsibilities with respect to executive compensation. In connection with that engagement, the Compensation Committee evaluated the independence of Pay Governance and determined that Pay Governance was an independent advisor.

Pay Governance was asked to review market conditions and peer company practices and to evaluate the Company’s executive compensation programs against them. Pay Governance performed market analyses of peer group companies and the general market for executive talent, and advised the Compensation Committee as to peer company and best practices regarding incentive opportunities for executive compensation.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included under the caption “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee.”

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner that promotes our growth and profitability and advances the interests of our shareholders. Additional objectives of our executive compensation program are to:

•	align executive pay with shareholders’ interests;

•	recognize individual initiative and achievements; and

•	unite the executive management team under common objectives.

Executive Compensation Principles

The Company’s primary focus is on longer-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and encouraging our executives to make sound long-term decisions. The Compensation Committee monitors the relationship of pay realized over the past three years relative to the Company's performance to ensure our program provides the desired alignment. To that end, the Compensation Committee annually reviews with the independent consultant, Pay Governance, the relationship of the realizable pay of the Chief Executive Officer to the total return to the Company’s shareholders.

Our executive compensation program consists of base salaries, performance-based cash incentive payments in the form of annual bonuses and long-term equity incentives. We believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

Our long-term equity incentives generally are awarded in the form of restricted stock units (“RSUs”) and are granted based on company and individual performance. Before 2007 long-term equity incentives also included stock options. The Company presently intends to make future equity awards in the form of RSUs.

These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. A significant portion of each executive officer’s total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, 85% of the target compensation of the Chief Executive Officer and at least 67% of the target compensation of the other executive officers is variable, at-risk compensation.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers those results as one element in connection with the discharge of its responsibilities. A substantial majority of our voting shareholders (96%) approved the compensation program described in our proxy statement for the 2016 Annual Meeting of Shareholders. Based on the demonstrated effectiveness and the significant shareholder support of our current compensation program, no changes to the overall structure of the program were made as a direct result of such shareholder vote. It is currently expected that we will hold annual say-on-pay votes until the next time the frequency of such votes is put before our shareholders.

The Company’s Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance regularly attend Compensation Committee meetings. They are primarily responsible for providing analysis and recommendations to the Compensation Committee, but they do not participate in Compensation Committee decisions regarding their own compensation. In addition, the Secretary is responsible for documenting the minutes of each meeting, and the Chief Executive Officer and the Chief of Human Capital oversee the implementation of the Compensation Committee resolutions.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;

•
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	internal pay equity considerations; and

•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its executive compensation consultant, Pay Governance. That group consists of public companies in the same or similar business lines as MAXIMUS as well as competitors for executive talent. For these purposes, the Compensation Committee reviewed compensation practices for several comparable companies including:

Booz Allen Holding Corp.	ICF International
CACI International	Leidos Holdings
DST Systems	ManTech International
Gartner	Science Applications International Corp.
Harris Corp.	Unisys Corp.

The Compensation Committee periodically reviews a compensation analysis of the Chief Executive Officer and other named executive officers that is prepared by Pay Governance. The most recent study was conducted in August 2016. The study included the companies identified above and was supplemented with broader general industry survey data reflecting MAXIMUS’ revenues and market capitalization. In years that a full study is not conducted, the Compensation Committee considers the average market increase for executive talent as provided by the Compensation Committee’s consultant. The study reflects that our market for executive talent is broader than just the government business process outsourcing sector and includes base pay, cash bonus, long-term equity and total compensation data. The survey reflected a large cross section of over 1000 general industry companies and provided the Compensation Committee with a broad industry comparison. The identity of the specific companies comprising the general industry survey is not disclosed to, or considered by, the Compensation Committee in its decision-making process.

In order to attract talent and offer market-competitive compensation, MAXIMUS has established the total target compensation levels for its executives taking into consideration peer company and general industry compensation data, including the level of compensation and the mix of base salary, bonus and long-term equity elements. In practice, total target compensation for the named executive officers at MAXIMUS approximates the 50th percentile of those comparator groups. However, MAXIMUS has not established formal benchmarking targets or objectives for total compensation or the individual elements thereof, and actual compensation may vary significantly from that of the comparator groups due to Company and individual performance.

Components of Executive Compensation

The elements of our compensation program in 2016 included base annual salary, short-term incentive compensation under our Management Bonus Plan (“MBP”), and long-term incentives through equity-based awards under our 2011 Equity Incentive Plan. We provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward performance and provide incentives to executive officers consistent with our overall objectives and principles of executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2016 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee approves the salaries for the executive officers. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

Individual salaries (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

In making salary determinations for 2016, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy, and the recommendations of the Chief Executive Officer. As noted above, the Company has not established a formal benchmarking target versus peer companies when determining base salaries. The Compensation Committee gives meaningful weight to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not make any recommendations to the Compensation Committee or its independent consultant regarding his own compensation. The Chief Executive Officer’s compensation is determined by the Compensation Committee with the assistance and advice of the outside consultant.

As Chief Executive Officer, Mr. Montoni is compensated pursuant to an employment agreement, which is described under “Supplemental Discussion of Compensation” below. He is eligible for base salary increases as the Compensation Committee may determine. In making this determination for 2016, the Compensation Committee evaluated Mr. Montoni’s performance based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Board of Directors. As with the executive officers generally, the Compensation Committee also considered the survey data provided by Pay Governance. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer. As described below, Mr. Caswell is also compensated pursuant to an employment agreement.

Changes to base salaries are typically effective as of January 1 of each year. Mr. Caswell’s base salary was increased in recognition of his expanded scope of responsibility since becoming the Company’s President on October 1, 2014. The salaries of the other named executive officers were unchanged. The annual base salaries for our named executive officers for 2016 and 2015 are below.

Name and Position	2016 Annual Salary	2015 Annual Salary
Richard A. Montoni Chief Executive Officer	$725,000	$725,000
Bruce L. Caswell President	$600,000	$500,000
Richard J. Nadeau Chief Financial Officer	$425,000	$425,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$395,000	$395,000
David R. Francis General Counsel	$375,000	$375,000

Annual Cash Incentives

Annual cash incentive awards, under the Company’s MBP, provide an opportunity for employees and executives to earn additional cash compensation for business and individual performance. In addition to the named executive officers, approximately 875 employees are participants in the MBP. The amount of each individual’s target MBP award has been set as a percentage of base pay. Actual awards may vary above or below the target based on achievement of Company, business unit and individual performance goals as well as the scope of the individual’s responsibility and the market for executives with similar skills and background. As noted below, the MBP is not funded beyond a minimum amount unless the Company achieves its threshold performance goal for the fiscal year. Therefore, the Company’s achievement of the threshold MBP performance metric is essentially a pre-condition and the primary driver for the funding of the bonus pool above the minimum amount. We believe this structure is effective in placing the overall goals of the Company ahead of the particular goals of any particular segment, functional area or executive officer. For MAXIMUS, this structure best aligns management incentives with shareholder interests. The Compensation Committee established the percentages with consideration of survey information provided by Pay Governance, and they are intended to link a substantial portion of an executive’s compensation to the overall performance of the Company. The Company has not established a formal benchmarking target versus peer companies when setting MBP award targets.

The actual Company-wide bonus pool is determined by the Company achieving specific levels of “Distributable Income” performance at threshold, target and superior levels. For these purposes, Distributable Income is our income before income taxes (as reported in the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016) adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions, discontinued operations and legal settlements or recoveries. Distributable Income performance above the superior level results in additional bonus pool funding. The Distributable Income goals are set by the board of directors at the beginning of the fiscal year and are aligned with shareholder EPS expectations. At the end of the fiscal year, the Compensation Committee evaluates the Company’s Distributable Income and strategic performance and approves the final amount of the Company’s bonus pool.

For 2016, the Compensation Committee committed to an annual minimum funding of the overall Company bonus pool of $7.5 million. Any distributions from that pool to the named executive officers, however, were dependent on the Company’s achievement of the Section 162(m) goals (described below). The bonus pool is not funded beyond that minimum amount unless the Company achieves its threshold Distributable Income goal for the fiscal year.

If the Company achieves the threshold or greater level of Distributable Income, the Compensation Committee retains discretion to increase or decrease the bonus pool by the greater of $7.5 million or 25% of the earned bonus pool. If the threshold level is not met, the Compensation Committee funds a minimum bonus pool of $7.5 million to recognize individuals or groups of individuals who made exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool increases proportionately. In 2016, the Company achieved 99% of the target performance level along with record revenue and earnings.

For fiscal year 2016, the Distributable Income goals were as follows:

Level	FY16 Distributable Income
Threshold	$280,000,000
Target	$300,000,000
Superior	$319,000,000

The Company achieved Distributable Income of approximately $297,000,000 for fiscal year 2016, which reflected performance at 99% of the target level. Once the 2016 bonus pool was determined, individual awards were based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer’s cash incentive is the individual target percentage as described below, and individual awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the achievement of Distributable Income. However, no amount of bonus is guaranteed, and the final amount may be higher or lower than the stated percentage or that range based on the Compensation Committee’s assessment.

At the beginning of 2016, each executive officer’s individual goals were established, communicated and approved by the Chief Executive Officer in the case of Messrs. Andrekovich, Francis, Caswell and Nadeau and by the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni. At the conclusion of the fiscal year, each executive participated in an evaluation with the Chief Executive Officer (or the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni). The goals were assessed as “met expectations,” “above expectations” or “below expectations.” In addition, the evaluation considered personal competencies and behavioral elements including leadership skills, subject matter expertise, teamwork, development of subordinates and integrity. In the case of the executives other than the Chief Executive Officer, a summary of the executive evaluations was presented to the Compensation Committee together with the Chief Executive Officer’s recommendations for their annual cash incentive awards. The Chairman of the Board and the Chair of the Compensation Committee presented their evaluation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer did not make a recommendation for his own cash incentive award.

In determining individual cash incentive awards, the Company did not employ a formulaic approach or assign a numerical weighting to the goals of the named executive officers. The awards to the Chief Executive Officer, the President and the Chief Financial Officer were closely linked to the overall performance of the

Company (both as to the Company's EPS and other Company objectives) because their responsibility spans the entire organization. The awards to the other executive officers were similarly tied to the overall performance of the organization as well as their areas of responsibility - namely the Legal function in the case of Mr. Francis and both the Human Capital function and the Tax Credit and Employer Services (“TCES”) division in the case of Mr. Andrekovich. The Compensation Committee used its judgment in considering both objective and subjective factors and considered the overall performance of the executives and their business units or functional areas.

The Compensation Committee also considered factors such as the executive’s development and advancement potential, as well as the risk that another company might attempt to induce the executive to leave MAXIMUS for another opportunity. Ultimately, the final cash incentive awards were based on the Compensation Committee’s overall evaluation and assessment of the various factors and inputs described above. The Compensation Committee subjectively weighed the various factors and applied its best judgment to compensate the executive officers for their accomplishments as well as to incentivize desired behaviors and outcomes in the future. Other than the Distributable Income goal, which was essentially a pre-condition for funding the bonus pool beyond the minimum level described above, no single goal was material to a determination of the final cash incentive awards to the executives. The amounts of the 2016 individual cash incentive awards reflect the Company’s achievement of Distributable Income essentially at the target level and the achievement of the goals described below.

Mr. Montoni

Mr. Montoni’s target incentive payment percentage has been set at 150% of his base salary. For 2016 his personal goals consisted of: EPS, organic revenue growth1, operating profit margin, quarterly days sales outstanding (“DSOs”)2, full funding of the Company’s bonus pool at target, winning contract rebids and option renewals, strategic merger and acquisition efforts, client satisfaction results, new business awards, execution of the MAXIMUS Digital SolutionsTM and Citizen JourneyTM strategic initiatives, the advancement of the Company’s cyber security and data protection capabilities and certain other financial objectives. The Compensation Committee acknowledged Mr. Montoni’s leadership and significant contributions to the Company’s success in delivering record revenue and earnings results, winning key rebids and contract option renewals, developing a robust pipeline of growth opportunities and implementing succession planning and organizational development actions that will enable long term growth. For the foregoing reasons and in light of the Company’s Distributable Income performance essentially at the target level, Mr. Montoni earned a $2,000,000 bonus.

Mr. Caswell

Mr. Caswell’s target incentive payment percentage has been set at 85% of his base salary. For 2016 his personal goals consisted of the following with respect to his new role as President of the Company and which were aligned closely with those of the CEO: operating income, organic revenue growth, operating profit margin, quarterly DSOs, full funding of the bonus pool at target, winning contract rebids and option renewals, client satisfaction results, new business awards, the successful launch of new projects, the avoidance of major project problems, the improvement of projects with performance issues and certain other financial metrics. The Compensation Committee recognized the record revenue and earnings results of the Company and acknowledged the Company’s improved infrastructure, technology and cyber security to better serve clients resulting in high client service ratings, the successful operations of existing and new projects, and the implementation of key succession and organization actions.  For the foregoing reasons and in light of
1 "Organic revenue growth" is a non-GAAP term. A description of how we calculate organic revenue growth, as well as a summary of our use of non-GAAP numbers, may be found within Item 7 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 21, 2016.
2 "Quarterly DSOs" are defined in Item 7 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 21, 2016.

the Company’s Distributable Income performance essentially at the target level, Mr. Caswell earned a $850,000 bonus.

Mr. Nadeau

Mr. Nadeau’s target incentive payment percentage has been set at 75% of his base salary. For 2016 his personal goals consisted of: achieving EPS targets, organic revenue growth, operating profit margin, quarterly DSOs, full funding of the Company’s bonus pool at target, winning contract rebids and option renewals, managing strategic merger and acquisition activities, supporting the further development of the internal audit function and risk management processes, improving the accounting systems and processes, launching of new projects successfully, avoiding significant project problems, helping to improve projects with performance challenges and certain other financial metrics. The Compensation Committee acknowledged Mr. Nadeau’s leadership and significant contributions to the Company’s success in delivering record revenue and earnings results, managing the Company’s risk profile and implementing succession planning and organizational development actions that will enable long-term growth. For the foregoing reasons and in light of the Company’s Distributable Income performance essentially at the target level, Mr. Nadeau earned a bonus of $775,000.

Mr. Andrekovich

Mr. Andrekovich’s target incentive payment percentage has been set at 60% of his base salary. For 2016 his personal goals consisted of elements pertaining to both the Global Human Capital function and the Tax Credit and Employer Services (“TCES”) business unit. For 2016 his goals consisted of supporting the delivery of EPS results and organic revenue growth of the Company, delivering Human Capital initiatives to improve operating profit margin, supporting talent acquisition and improving management capabilities across the organization, managing a lower cost infrastructure to enable the business to win contract rebids and option renewals, managing the Human Capital assessment and integration aspects of merger and acquisition efforts, avoiding major project problems and helping to improve projects with performance challenges. The Compensation Committee acknowledged Mr. Andrekovich’s leadership and significant contributions to the Company’s success in delivering record earnings results, maintaining a competitive infrastructure, and implementing succession planning and organizational development actions that will enable long term growth. In addition to the Global Human Capital achievements, his TCES goals included operating income, new business sales and certain other financial metrics. For the foregoing reasons and in light of the Company’s Distributable Income performance essentially at the target level, Mr. Andrekovich earned a $300,000 bonus.

Mr. Francis

Mr. Francis’ target incentive payment percentage has been set at 60% of his base salary. For 2016 his personal goals consisted of supporting the delivery of EPS, successfully resolving legal issues, managing external legal costs, maintaining the Company’s high standards of corporate governance, supporting merger and acquisition activities and developing the high-potential employees in the legal, contracts and privacy functions. The Compensation Committee acknowledged Mr. Francis’ leadership and significant contributions to the Company’s success in helping to deliver record earnings results, resolving certain legal matters, managing external legal costs and supporting strategic initiatives including mergers and acquisitions. For the foregoing reasons and in light of the Company’s Distributable Income performance essentially at the target level, Mr. Francis earned a bonus of $275,000.

Bonuses paid to our executive officers for 2016 were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”). At the beginning of the fiscal year, the independent members of the Compensation Committee established and communicated maximum potential bonuses for the named executive officers based on a percentage of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to eliminate the effects of the following items: share repurchases, legal settlements and recoveries (including insurance recoveries), discontinued operations gains or losses (including tail liabilities from certain discontinued operations), foreign currency fluctuations and the effects of mergers or acquisitions. The final bonus awards to the named executive officers are dependent on (i) the achievement of the Code Section 162(m) performance goals, (ii) the goals of the officer’s business unit or functional area and (iii) the individual goals, and reflect the contributions and accomplishments of the officer relative to his responsibilities.

The bonuses awarded to the named executive officers for 2016 were as follows, as compared to the bonuses awarded for 2015:

Name	2016 Bonus	2015 Bonus
Richard A. Montoni Chief Executive Officer	$2,000,000	$2,000,000
Bruce L. Caswell President	$850,000	$750,000
Richard J. Nadeau Chief Financial Officer	$775,000	$750,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$300,000	$270,000
David R. Francis General Counsel	$275,000	$235,000

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executive officers through long-term awards. In 2016, long-term equity incentives were made to executive officers in the form of RSUs. These awards provide executive officers with an opportunity to accumulate our common stock and build wealth related to that ownership. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with shareholder value creation.

Long-term equity is awarded by the Compensation Committee using various factors including the Company’s prior year’s financial performance, retention considerations, individual performance of the executive and increases or decreases in an executive’s job responsibilities. The Company has not established a formal benchmarking target versus peer companies when determining long-term equity awards. For Mr. Montoni the target level is 425% of base salary, for Mr. Caswell the target level is 300% of base salary, for Mr. Nadeau the target level is 250% of base salary and for Mr. Andrekovich and Mr. Francis the target level is 150% of base salary. Those targets are designed to link a significant portion of an executive’s overall compensation and wealth to the long-term success of the Company.

The Compensation Committee also employs multi-year vesting of equity incentive awards with RSUs vesting in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

Long-term equity awards are generally made in October or November and take into consideration the scope of the executive’s responsibility and the retention objectives of the Company as well as individual performance and the overall performance of the Company for the prior fiscal year. Target award levels are based on an individual’s base salary for the year just ended.

In November 2015, the named executive officers received long-term equity awards in the form of RSUs as described below. The awards reflect the Compensation Committee’s subjective assessment of Company and individual performance as well as the scope of an individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a record level of revenues and earnings per share the prior year. Individual performance considerations are noted below.

Name	Long-Term Equity Award	Award as Percentage of Target	Individual Considerations
Richard A. Montoni	$3,000,000	97%
The Compensation Committee acknowledged Mr. Montoni’s leadership and significant contributions to the Company’s success in:
•    delivering record revenue and earnings results
•
winning key rebids and contract option renewals
•
developing a robust pipeline of growth opportunities
•
leading successful merger and acquisition and integration efforts
•
implementing succession planning and organizational development actions to enable long term growth, including the development of internal candidates for expanded roles in the future.

Bruce L. Caswell	$2,000,000	111%
The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
•    the record revenue and earnings results of the Health Services segment including significant new organic growth
•
the Company’s improvements in technology to better serve clients resulting in high client service ratings
•
managing the risk profile of the Company’s portfolio of projects and operations
•
growing the new business pipeline
•
the successful operations of Affordable Care Act related projects
•
the enhancements to the Company’s security capabilities.

Richard J. Nadeau	$1,250,000	118%
The Compensation Committee acknowledged Mr. Nadeau's significant contributions to:
•    supporting the delivery of record revenue and EPS
•    assisting the President with managing the risk profile of the company
•    leading and expanding the efforts of the internal audit function
•    improving the accounting systems and processes
•
developing finance and accounting talent and succession planning.

Mark S. Andrekovich	$750,000	127%
The Compensation Committee acknowledged Mr. Andrekovich’s significant contributions to:
•    the Company’s record earnings results, including the implementation and staffing of large start-up projects
•    leadership in executive succession planning and organizational development actions that will enable our long-term growth
•    achievement of Tax Credit and Employer Services Division financial results.

David R. Francis	$700,000	124%
The Compensation Committee acknowledged Mr. Francis' significant contributions to:
•    supporting the delivery of record revenue EPS by managing legal matters and external legal costs
•    supporting the business review process in identifying and mitigating legal risks
•    supporting strategic initiatives such as mergers and acquisitions and the integration of new businesses.

The Compensation Committee regularly evaluates the efficacy of the Company’s long-term equity awards. To that end, the Compensation Committee has considered the desirability of imposing performance criteria on the vesting of RSU awards. To date, the Compensation Committee has concluded that performance vesting would not serve the best interests of the Company and the objectives of the compensation program for a number of reasons. First, as noted above the Compensation Committee subjectively assesses and considers Company and individual performance in determining the size of individual long-term equity incentive awards. Second, the Compensation Committee has not identified meaningful long-term performance criteria that appropriately account for the cyclical project nature of the Company’s business and constantly evolving government programs. Third, the Compensation Committee does not want to set performance vesting criteria that might discourage management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to the Company but adversely affect near-term equity vesting schedules. The Compensation Committee believes the current long-term equity structure has been effective in delivering superior Company performance for shareholders while also achieving its reward and retention objectives.

Executive Equity Ownership Requirements

Executive officers are required to hold a certain dollar value of equity in the Company. The Chief Executive Officer is required to hold equity equal to 600% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, “equity” consists of shares owned directly by the officer, the “in-the-money” value of vested stock options and any shares that would have been distributed to the officer but for the officer’s election to defer receipt of the shares for tax purposes. All of the named executive officers met the ownership requirement as of the end of fiscal year 2016.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits directors, officers and employees from selling short or otherwise engaging in hedging or offsetting transactions involving MAXIMUS securities, including the trading of those securities on margin.

Retirement, Deferred Compensation and Pension Plans

We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. These plans are described below.

401(k) Savings Plan

Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $18,000 for 2016, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their eligible earnings up to a maximum of $7,950. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59½, subject to certain exceptions set forth in the regulations of the IRS.

For purposes of voluntary contributions, no more than $265,000 of annual compensation (for 2016, and as adjusted by the IRS for future years) could be taken into account in computing benefits under the 401(k) Plan. Participants who reached age 50 before year end could also contribute, on a before-tax basis and without regard to the $18,000 limit, catch-up contributions of up to $6,000 for 2016 which are not eligible for the employer match.

We maintain the 401(k) Plan for our employees, including our named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Deferred Compensation Plan

MAXIMUS also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who may desire to save more than permitted under the Company’s 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.

Severance Payments

The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.

The Company also maintains an income continuity plan for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a change in control. The income continuity plan uses a “double trigger.” That is, cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a termination of the participant’s employment. See the Supplemental Discussion of Potential Payments upon Termination or Change in Control below.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed with the independent consultant the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Tax Considerations

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Such limit does not apply for “performance-based compensation” as defined in Code Section 162(m). The Company generally structures its bonus and equity awards in a manner intended to allow awards under those plans to satisfy the performance-based compensation exception to the Code Section 162(m) limit and to permit the Company to deduct annual executive compensation in excess of $1 million. The Compensation Committee approved using adjusted EBITDA as the appropriate standard for purposes of establishing the Section 162(m) bonus pools for fiscal year 2016 awards under the MBP and Equity Incentive Plan. To maintain flexibility in compensating executive officers in a manner designed to promote Company goals, however, the Compensation Committee has not adopted a policy requirement for all compensation to be deductible.

Annual Compensation of Executive Officers

Summary Compensation Table

In the tables and discussion below, we summarize the compensation earned during fiscal years 2014, 2015 and 2016 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2016, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard A. Montoni Chief Executive Officer	2016 2015 2014	725,000 725,000 718,750		3,000,000 3,500,000 3,100,000	2,000,000 2,000,000 2,275,000	6,625 6,625 6,500	5,731,625 6,231,625 6,100,250
Bruce L. Caswell President	2016 2015 2014	575,000 487,500 445,250		2,000,000 1,400,000 1,000,000	850,000 750,000 1,300,000	6,625 6,625 6,500	3,431,625 2,644,125 2,751,750
Richard J. Nadeau Chief Financial Officer	2016 2015 2014	425,000 425,000 118,510	225,000	1,250,000 - 750,000	775,000 750,000 200,000	6,625 7,281 3,187	2,456,625 1,182,281 1,296,697
Mark S. Andrekovich Chief of Human Capital; President Tax and Employer Services	2016 2015 2014	395,000 395,000 393,500		750,000 500,000 500,000	300,000 270,000 600,000	6,955 6,625 6,500	1,451,955 1,171,625 1,500,000
David R. Francis General Counsel	2016 2015 2014	375,000 375,000 371,750		700,000 475,000 500,000	275,000 235,000 550,000	6,625 6,625 6,500	1,356,625 1,091,625 1,428,250
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.

(3)
The amounts in this column reflect the Company match for 401(k) contributions. The Company’s proxy statement filed on January 26, 2015 reported higher amounts in this column by including the value of dividend equivalent shares on RSU awards, which are not required to be reported under the SEC rules because such values are reflected in the grant date fair value for such equity awards.

Supplemental Discussion of Compensation

As described below, we have entered into employment agreements with Richard A. Montoni and Bruce L. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.

In 2006, we entered into an Executive Employment, Non-Compete and Confidentiality Agreement with Mr. Montoni in connection with his recruitment and appointment as our Chief Executive Officer and President. The employment agreement originally had a four-year term, provided that it could be terminated (i) upon the mutual written consent of the parties, (ii) in the event of Mr. Montoni’s death or inability to perform his duties for a continuous period of 120 days or more or (iii) by us for “cause,” as defined in the Company’s Income Continuity Plan. The agreement has been extended, and the current term continues until 2018. In 2016 Mr. Montoni’s base salary was $725,000, and he is eligible to receive an annual cash bonus under our MBP based on his and the Company’s performance. Mr. Montoni’s targeted bonus is 150% of his base salary. Mr. Montoni is also a participant in the Income Continuity Plan and is entitled to participate in equity award or similar plans that currently exist, or that may be established by us from time to time. His targeted equity award level is 425% of his base salary, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. No severance amounts are owed if Mr. Montoni’s employment is terminated for cause. If Mr. Montoni’s employment is terminated without cause, or Mr. Montoni terminates his employment for good reason, prior to the expiration of the term of the employment agreement, Mr. Montoni will be entitled to receive the greater of (i) base salary and all benefits described above for the remainder of the term, including the vesting of RSUs and stock options over their stated terms or (ii) the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006 described below. In addition, unless Mr. Montoni is terminated for cause or voluntarily resigns his employment without good reason, RSUs awarded to him shall vest in accordance with their stated vesting schedules notwithstanding the expiration of the employment agreement. The employment agreement subjects Mr. Montoni to confidentiality obligations, and contains certain customary non-compete restrictions on his present and future employment for a period of one year after his termination.
Mr. Caswell’s agreement was effective as of October 1, 2004 and continued for a two-year term at which point it converted to a month-to-month term.  Mr. Caswell’s base salary effective January 1, 2016 was $600,000, and he is eligible to receive an annual cash bonus under our annual bonus program based on his and the Company’s performance. Mr. Caswell’s targeted bonus is 85% of his base salary. Mr. Caswell is also a participant in the Income Continuity Plan and is entitled to participate in equity award or similar plans that currently exist, or that may be established by us from time to time. No severance amounts are owed if Mr. Caswell’s employment is terminated for cause. If Mr. Caswell’s employment is terminated without cause, or Mr. Caswell terminates his employment for good reason, he would be entitled to receive a lump-sum severance payment equal to six months’ base salary and the pro-rated portion of his current annual target bonus. The employment agreement also provides that Mr. Caswell will not compete with us during the term of his employment and for two years after its termination and that he will maintain our trade secrets in strict confidence.

Grants of Plan-Based Awards Table

The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the named executive officers during the fiscal year ended September 30, 2016.

Grants of Plan-Based Awards Fiscal Year 2016

Name	Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Equity Awards ($)(5)
	Threshold ($)(2)	Target ($)(3)	Superior ($)(4)
Richard A. Montoni	543,750	1,087,500	1,631,250	58,445	11/18/15	3,000,000
Bruce L. Caswell	255,000	510,000	765,000	38,964	11/18/15	2,000,000
Richard J. Nadeau	159,375	318,750	478,125	24352	11/18/15	1,250,000
Mark S. Andrekovich	118,500	237,000	355,500	14,611	11/18/15	750,000
David R. Francis	112,500	225,000	337,500	13,637	11/18/15	700,000
________________

(1)
These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2016 MBP. Actual amounts paid for 2016 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 50% of the executive’s target bonus.

(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Montoni 150%; Mr. Caswell 85%; Mr. Nadeau 75%; Mr. Andrekovich 60% and Mr. Francis 60%.

(4)	Superior has been established at 150% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.

(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

Supplemental Discussion of Awards

Dividends are not paid on stock options. Dividends are paid on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. Stock options vest in equal annual installments over a four-year period. RSU awards vest in equal installments over five years.

As noted above, Mr. Montoni and Mr. Caswell have employment agreements with the Company. The other named executive officers do not have employment agreements with the Company.

Outstanding Equity Awards at Fiscal Year-End Table

In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of September 30, 2016 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2016

Name	Option Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)(1)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Richard A. Montoni					16,301	(3)	921,985
					26,666	(4)	1,508,229
					44,126	(5)	2,495,767
					46,909	(6)	2,653,173

Bruce L. Caswell	80,000		11.55	10/18/17
					5,722	(3)	323,636
					8,601	(4)	486,473
					17,650	(5)	988,284
					31,273	(6)	1,768,801

Richard J. Nadeau					7,083	(5)	400,614
					19,545	(6)	1,105,465

Mark S. Andrekovich					3,468	(3)	196,150
					4,300	(4)	243,208
					6,303	(5)	356,498
					11,726	(6)	663,223

David R. Francis					3,295	(3)	186,365
					4,300	(4)	243,208
					5,988	(5)	338,681
					10,945	(6)	619,049
________________

(1)	All stock options vest in equal annual installments over a four-year period from the grant date. For Mr. Caswell, 80,000 options were granted on October 18, 2007.

(2)	The market value of the restricted stock is based on the $56.56 closing price of a share of our common stock, as reported on the NYSE on September 30, 2016.

(3)	RSUs will vest on September 30, 2017, the fifth anniversary of the grant.

(4)	One-half of these RSUs will vest on each of September 30, 2017 and September 30, 2018, the fourth and fifth anniversaries, respectively, of the grant.

(5)	One-third of these RSUs will vest on each of September 30, 2017, September 30, 2018 and September 30, 2019, the third, fourth and fifth anniversaries, respectively, of the grant.

(6)
One-fourth of these RSUs will vest on each of September 30, 2017, September 30, 2018, September 30, 2019 and September 30, 2020, the second, third, fourth and fifth anniversaries, respectively, of the grant.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended September 30, 2016 for each of the named executive officers.

Option Exercises and Stock Vested Fiscal Year 2016

	Option Exercises		Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard A. Montoni			82,704	4,677,738
Bruce L. Caswell	80,000	4,054,027	32,012	1,810,599
Richard J. Nadeau			8,422 (3)	476,348
Mark S. Andrekovich			15,676	886,635
David R. Francis			15,203	859,882
________________

(1)
The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

(3)
Pursuant to the 2011 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 4,883 RSUs that vested on September 30, 2016. Those shares will be distributed in five equal annual installments beginning until October 1, 2022. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Nonqualified Deferred Compensation Table

In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2016.

Nonqualified Deferred Compensation Fiscal Year 2016

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard A. Montoni	—	—	—	—	—
Bruce L. Caswell	250,000	—	229,630	—	2,150,921
Richard J. Nadeau	276,182 (2)	—	—	—	276,182 (3)
Mark S. Andrekovich	194,250	—	76,753	—	802,258
David R. Francis	—	—	—	—	—
________________

(1)	For Mr. Caswell and Mr. Andrekovich, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2011 Equity Incentive Plan.

(2)
Amount reflects the value of RSUs granted under the 2011 Equity Incentive Plan (and described in footnote 3 to the Option Exercises and Stock Vested Table above), that vested in 2016 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)	Amount reflects the aggregate value of the vested and deferred RSUs based on the $56.56 closing price of a share of our common stock on September 30, 2016.

Supplemental Discussion of Deferred Compensation Plan

The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any excess 401(k) Plan refunds. Participants may also defer receipt of all or a portion of their RSU awards. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The Company does not match any deferrals or guarantee any earnings. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination

The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:

•	a severance amount equal to one times (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus;

•	one year’s worth of executive-level outplacement services;

•	benefits continuation for one year;

•
unvested stock options and restricted stock units (RSUs) shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.

The cash payments, and continued RSU vesting in the case of Mr. Montoni, for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2016 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects his 2016 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.

Name	Cash-Based			Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Richard A. Montoni	3,625,000	65,000	3,690,000	7,579,154 (2)	11,269,154
Bruce L. Caswell	1,063,750	65,000	1,128,750	—	1,128,750
Richard J. Nadeau	743,750	65,000	808,750	—	808,750
Mark S. Andrekovich	632,000	65,000	697,000	—	697,000
David R. Francis	600,000	65,000	665,000	—	665,000
________________

(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months worth of employee benefits which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)	Mr. Montoni’s employment agreement provides for the continued vesting of his RSUs over their remaining terms if his employment is terminated without cause.

Potential Payments upon Change in Control Involving Employment Termination

In 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers.  The program provides each participant with compensation, benefits and rights if the following events occur:

•
we terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or

•
the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.

For these purposes, the Company uses the definition of “change in control” set forth beginning on page B-2 of Exhibit B to this proxy statement. This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus or benefits to be payable under the program. (As described in the next section, RSUs for all employees vest upon a change in control.) The compensation, benefits and rights to which a participant would be entitled include the following items:

•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years);

•
the vesting of any unvested stock options, RSUs or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below);

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and

•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.

The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.

The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program.  The program nevertheless will remain in effect for not less than three years following a change in control.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his employment had been terminated at the end of fiscal year 2016 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.

Name	Cash-Based			Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Richard A. Montoni	8,450,001	95,000	8,545,001	7,579,154	16,124,155
Bruce L. Caswell	3,183,334	80,000	3,263,334	3,567,194	6,830,528
Richard J. Nadeau	1,800,000	80,000	1,880,000	1,506,079	3,386,079
Mark S. Andrekovich	1,720,000	80,000	1,800,000	1,459,079	3,259,079
David R. Francis	1,596,667	80,000	1,676,667	1,387,303	3,063,970
________________

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 24 months worth of employee benefits (36 months in the case of the Chief Executive Officer) which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

Other Potential Benefits upon Change in Control or Death of Participant

Under the terms and conditions applicable to all RSU awards held by MAXIMUS employees, unvested RSUs vest immediately upon (i) a change in control of the Company (as defined in our 2011 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death. For these purposes, the Company uses the definition of “change in control” set forth beginning on page B-2 of Exhibit B to this proxy statement.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2016.

Name	Cash-Based	Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Stock-Based Awards ($)
Richard A. Montoni	—	7,579,154	7,579,154
Bruce L. Caswell	—	3,567,194	3,567,194
Richard J. Nadeau	—	1,506,079	1,506,079
Mark S. Andrekovich	—	1,459,079	1,459,079
David R. Francis	—	1,387,303	1,387,303

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors in 2016.

Director Compensation
Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Russell A. Beliveau(2)	262,500	49,975	312,475
John J. Haley(3)	0	322,535	322,535
Paul R. Lederer(4)	267,500	49,975	317,475
Peter B. Pond(5)	200,000	287,562	487,562
Raymond B. Ruddy(6)	0	347,536	347,536
Marilyn R. Seymann(7)	17,500	314,990	332,490
James R. Thompson, Jr.(8)	250,000	57,535	307,535
Wellington E. Webb(9)	262,500	49,975	312,475
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)
With respect to the award to Mr. Beliveau, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/16/16, $49,975. As of September 30, 2016, Mr. Beliveau held 82,254 RSUs.

(3)
With respect to the awards to Mr. Haley, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/5/15, $2,525; 12/15/15, $2,508; 12/16/16, $7,525; 3/16/16, $309,977. As of September 30, 2016, Mr. Haley held 132,244 RSUs.

(4)
With respect to the awards to Mr. Lederer, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/16/16, $49,975. As of September 30, 2016, Mr. Lederer held 9,537 RSUs.

(5)
With respect to the awards to Mr. Pond, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/5/15, $2,525; 11/9/15, $2,513; 11/18/15, $2,515; 12/15/15, $2,508; 12/16/15, $7,525; 3/16/16, $269,976. As of September 30, 2016, Mr. Pond held 241,927 RSUs.

(6)
With respect to the awards to Mr. Ruddy, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/5/15, $2,525; 11/18/15, $2,515; 12/15/15, $2,508; 12/16/15, $4,998; 3/16/16, $334,990. As of September 30, 2016, Mr. Ruddy held 174,996 RSUs.

(7)
With respect to the awards to Dr. Seymann, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/16/16, $314,990. As of September 30, 2016, Dr. Seymann held 14,672 RSUs.

(8)
With respect to the awards to Mr. Thompson, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 11/5/15, $2,525; 12/15/15, $2,508; 12/16/15, $2,572; 3/16/16, $49,975. As of September 30, 2016, Mr. Thompson held 135,281 RSUs.

(9)
With respect to the awards to Mr. Webb, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 3/16/16, $49,975. As of September 30, 2016, Mr. Webb held 102,954 RSUs.

Fees Payable to Non-Employee Directors

The director compensation for fiscal year 2016 as shown in the chart above is comprised of the following elements. Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.

•	An annual retainer payable in RSUs or a combination of RSUs and cash, in the amount of $300,000.

•	Mr. Pond received an additional $150,000 retainer for his services as Chairman of the Board and an additional $20,000 retainer for his services as Chairman of the Audit Committee.

•	Mr. Ruddy received an additional $35,000 retainer for his services as Vice Chairman of the Board.

•	Dr. Seymann received an additional $15,000 retainer for her services as Chair of the Compensation Committee.

•	Mr. Haley received an additional $10,000 retainer for his services as the prior Chair of the Nominating and Governance Committee.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the board of directors.

•
Prior to 2016, directors received $2,500 for each board or committee meeting attended, taken in cash or RSUs at the election of the director. Those meeting fees were discontinued beginning January 1, 2016.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participant must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Lederer, Mr. Pond and Mr. Ruddy are participants in this plan.

Director Equity Ownership Requirements

Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director and the “in-the-money” value of vested stock options. Including shares whose receipt has been deferred for tax purposes, all of our directors met the ownership requirement as of the end of fiscal year 2016.

CERTAIN RELATIONSHIPS
AND RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. For the fiscal year 2016, the Company did not have any related party transactions.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 16 above), the compensation tables (beginning on page 28 above), and any related material contained in this proxy statement. We are providing this vote as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.”
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record EPS in 2016.

The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

•
substantial emphasis on performance-based incentive compensation - 85% of the target compensation of Mr. Montoni and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses or equity awards

•	modest executive benefits and perquisites

•	no extraordinary relocation benefits (including home buy-outs)

•	no repricing of stock options without mandatory shareholder consent

•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up

•	equity ownership requirements for directors and executive officers

•	anti-hedging policy applicable to all directors, officers and employees

•	reasonable burn rate for equity awards

•	overall compensation in line with that of comparable companies.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 2 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3 - ADVISORY VOTE ON FREQUENCY OF
VOTING ON NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting your advisory (non-binding) vote on how frequently shareholders will vote to approve the compensation of our named executive officers under the “Say-on-Pay” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”). Under the Act, at least once every six years, shareholders will vote on a non-binding resolution as to whether future Say-on-Pay votes will occur every one, two or three years. At the Company’s Annual Meeting of Shareholders in 2011, our shareholders voted in favor of an annual Say-on-Pay vote, and the Company has conducted annual voting since then.

We believe annual Say-on-Pay voting is recognized as a corporate governance best practice, and the Company endorses continuing that practice.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF CONDUCTING A VOTE REGARDING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION EVERY YEAR.

PROPOSAL 4 - APPROVAL OF ANNUAL MANAGEMENT BONUS PLAN
Introduction
On December 13, 2016, the board of directors, upon recommendation by the Compensation Committee, approved and adopted certain amendments to the MAXIMUS, Inc. Annual Management Bonus Plan (the “Bonus Plan”) which governs the award and payment of annual bonuses to certain Company executives, and directed that the Bonus Plan be submitted to the shareholders for approval to enable payments under the Bonus Plan to continue to satisfy the requirements set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to “performance-based” compensation so that such payments may be deductible by the Company for federal income tax purposes. The purpose of the Bonus Plan is to provide a framework that is consistent with Section 162(m) of the Code under which the Company can operate certain executive compensation programs. The Bonus Plan is designed to enhance the Company’s ability to attract and retain qualified executives and to provide financial performance incentives to those executives.
The Bonus Plan is intended to operate in a manner such that payments under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. The board believes that it is in the best interests of the Company and its shareholders to ensure that the Company has a shareholder-approved plan under which bonuses paid to its executive officers can be deductible by the Company for federal income tax purposes. Accordingly, the Company has structured the Bonus Plan to enable it to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (i.e., the persons named in the Summary Compensation Table as determined under SEC rules) who was employed by the Company on the last day of its fiscal year if such compensation is in excess of $1 million for the fiscal year, except that compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the company’s shareholders have approved the material terms of the performance goals under which compensation may be paid, including (i) the employees eligible to receive compensation, (ii) the description of the business criteria on which the performance goal may be based and (iii) the provisions that enable shareholders to calculate the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Bonus Plan is discussed below, and shareholder approval of the Bonus Plan will be deemed to constitute approval of each of these aspects of the Bonus Plan for purposes of the approval requirements of Section 162(m) of the Code. However, nothing in this proposal precludes the Company or the Compensation Committee, which administers the Bonus Plan, from granting awards that do not qualify for tax deductibility under Section 162(m) of the Code, nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) of the Code will ultimately be viewed as so qualifying by the Internal Revenue Service.
The following summary of the material features of the Bonus Plan is qualified in its entirety by reference to the complete text of the Bonus Plan. The full text of the Bonus Plan is appended hereto as Exhibit A.
Administration
The Bonus Plan will be administered by the Compensation Committee or a subcommittee thereof (the “Committee”) of the board of directors, which will consist solely of two or more “outside directors” as such term is defined under Section 162(m) of the Code. The Committee has complete authority to make any and all decisions regarding the administration of the Bonus Plan, including interpreting the terms of the Bonus Plan, selecting the participants to whom awards may from time to time be paid, determining the terms and conditions of awards made under the Bonus Plan, determining whether payments under the Bonus Plan are to be made in cash or in shares, and whether such payments may be deferred by participants, and making any other determination and taking any other action that the Committee deems necessary or desirable for administration of the Bonus Plan; provided, however, that the Committee shall have no discretion to increase any compensation that would become payable upon attainment of a performance goal. The Committee may delegate various functions to certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m) of the Code.
Eligibility
An executive officer or other key management employee of the Company designated by the Committee with respect to a performance period shall be a participant in the Bonus Plan and shall continue to be a participant until any award he or she may receive has been paid or forfeited under the terms of the Bonus Plan. No person shall be automatically entitled to participate in the Bonus Plan.
Business Criteria and Maximum Amount of Compensation Payable under the Plan
Not later than 90 days after the commencement of each performance period or, if earlier, the expiration of 25% of a performance period, the Committee will establish written, objective performance goals for one or more performance periods and will affirm the applicability of the Bonus Plan’s formula for determining the maximum incentive award for each participant for such performance period(s). The Bonus Plan defines “performance period” to mean the Company’s fiscal year or such other period that the Committee may establish. The maximum incentive award payable to any participant in the Bonus Plan with respect to any fiscal year of the Company is $7.5 million.
The Committee shall use any one or more of the following financial measures to establish objective performance goals under the Bonus Plan: earnings growth, earnings per share of common stock, net earnings, operating earnings or income, earnings before interest, taxes, depreciation and amortization (EBITDA), net sales growth, net income (absolute or competitive growth rates comparative), net income applicable to common stock, cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital, operating earnings or income per share of common stock, revenues, shareholders’ equity, return on shareholders’ equity (absolute or peer-group comparative), stock price (absolute or peer-group comparative), absolute and/or relative return on common shareholders’ equity, absolute and/or relative return on capital, absolute and/or relative return on assets, economic value added (income in excess of cost of capital), operating margins, total shareholder return, customer satisfaction, quality metrics, expenses or expense reduction, debt-to-capital ratio, market share, and ratio of operating expenses to operating revenues. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items as is consistent with Code Section 162(m), including but not limited to realized investment gains and losses; unusual or non-recurring items; items determined to be unusual in nature and/or infrequent in occurrence; effects of accounting changes, currency fluctuations, acquisitions, divestitures, discontinued operations or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.
Committee Certification and Determination of Awards
After the conclusion of each performance period, the Committee will certify, in writing, whether and to what extent the objective performance goals for that performance period have been met by the respective participants and the amount of the maximum incentive award, calculated as described above, for each executive officer who is subject to Section 162(m) of the Code. The selection of participants to whom amounts under the Plan will actually be paid and the amount of such bonus actually paid to a participant will be as determined by the Committee in its sole discretion, including zero, and will be based on such factors that the Committee determines (which may include objective performance criteria other than those established at the beginning of the performance period) provided that the actual amount payable to a participant under the Bonus Plan for any performance period, when combined with any other performance period ending in the same fiscal year, will not exceed the maximum incentive award with respect to such participant, and the Committee shall have no discretion to increase any compensation that would become payable upon attainment of a performance goal.

Payment of Awards
Following the Committee’s determination of awards to be paid to participants, such awards will be paid in cash, or in the Committee’s discretion, in shares of the Company’s common stock under a shareholder approved plan of the Company, or any combination thereof. The Committee may establish and approve a program that allows participants to elect to defer the payment of any award.
Non-Exclusivity
Nothing contained in the Bonus Plan prevents the board from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for the Company’s executive officers, directors or other employees, whether or not shareholders approve the Bonus Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable.
Termination of Employment and/or Change in Control
The Committee may determine, in its sole discretion, that an award will be payable pro-rata for a participant who terminates employment due to death or disability. The Committee may also determine, in its sole discretion, whether and in what manner an award shall become payable in the event of a change in control of the Company assuming the specified level of performance has been attained.
Duration and Amendment
The board may, from time to time, alter, amend, suspend or terminate the Bonus Plan as it deems advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code.
Compensation Recoupment Policy
All awards granted or paid under the Bonus Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.
Federal Income Tax Consequences
The following is a brief description of the material federal income tax consequences associated with payments under the Bonus Plan. State, local and foreign tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Bonus Plan. Under present federal income tax law, a Bonus Plan participant will be taxed at ordinary income rates on the award in the year in which such cash is received unless the award is subject to further vesting requirements, deferral under a Company plan or a substantial risk of forfeiture. If a participant elects to defer a portion of the bonus (if such alternatives are made available by the Committee), the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, the Company will receive a federal income tax deduction on the amount of income recognized by the participants. Subject to shareholder approval of the Bonus Plan, the failure of any aspect of the Bonus Plan to satisfy Section 162(m) shall not void any action taken by the Committee under the Plan.
New Plan Benefits
The Committee has designated the current fiscal year as a performance period for which awards may be paid under the Bonus Plan, subject to shareholder approval of the Bonus Plan. If the Bonus Plan is not approved by the shareholders, it is currently contemplated that any other compensation paid to the Company’s executive officers that is in excess of $1 million for the current fiscal year and for any subsequent years would not be deductible under Section 162(m) of the Code to the extent that it exceeds the $1 million limit, unless such compensation is deferred pursuant to the Company’s compensation programs or paid under another shareholder-approved plan of the Company and otherwise satisfies the conditions for “performance-based compensation” under other exemptions from Section 162(m).
For fiscal year 2017 the Committee approved using earnings before interest, taxes, depreciation and amortization (“EBITDA”) with certain adjustments described below (“Adjusted EBITDA”) as the appropriate performance standard for purposes of making awards under the Bonus Plan to executive officers. The adjustments would eliminate the impact of the following items:

•	the benefit of any share repurchases

•	legal settlements or recoveries (including insurance recoveries)

•	discontinued operations gains or losses (including those from divested business units as well as from terminated business lines and practice areas)

•	the effects of foreign currency fluctuations

•	the effects of mergers or acquisitions.

For fiscal year 2017 the Committee established the maximum annual bonus award for the CEO as 10% of Adjusted EBITDA, but in no event more than $7.5 million, and for each of the other named executive officers 10% percent of adjusted EBITDA, but in no event more than $7.5 million, in each case subject to the Committee’s discretion to pay less that such maximum amount. Although a maximum award for executives has been established as a percentage of Adjusted EBITDA, the amounts to be paid are not determinable; therefore, no “New Plan Benefit” table is included.
Vote Required
The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 4. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 4 unless you mark your proxy card otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 4 TO APPROVE THE MAXIMUS, INC. ANNUAL BONUS PLAN.

PROPOSAL 5 - APPROVAL OF 2017 EQUITY INCENTIVE PLAN
Introduction
In 2016, the board of directors, upon recommendation by the Compensation Committee, approved and adopted the MAXIMUS, Inc. 2017 Equity Incentive Plan (the “Equity Plan”) which governs equity awards to certain Company executives, service providers and directors, and directed that the Equity Plan be submitted to the shareholders for approval. If this proposal is approved, 300,000 shares of the Company’s common stock will be authorized for issuance under the Equity Plan, and no future awards would be granted under the MAXIMUS, Inc. 2011 Equity Incentive Plan (the “Prior Plan”). In addition, approval of this proposal is intended to constitute approval of the material terms of the performance goals under the Equity Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). The terms of the Equity Plan are substantially similar to the terms of the Prior Plan which was approved at the Company’s 2012 Annual Meeting of Shareholders.
The purpose of the Equity Plan is to (a) optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of participants to those of the Company’s shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants and to attract and retain key employees and consultants of the Company and its affiliates; and (b) to provide a framework that is consistent with Section 162(m) of the Code under which the Company can operate certain executive compensation programs. The Equity Plan is designed to enhance the Company’s ability to attract and retain qualified executives and to provide financial performance incentives to those executives.
Key Terms
We are requesting that shareholders approve the Equity Plan, including the following terms:

•	Term of the Equity Plan. The Equity Plan would expire on March 14, 2027.

•
Authorized Share Pool. The Equity Plan sets forth a maximum limit of shares authorized for issuance of 300,000, plus any shares that are available under the Prior Plan as of the date on which shareholders approve the Equity Plan (or that become available under the Prior Plan following such date).

•
Approval of the Equity Plan for Purposes of Section 162(m) of the Code. The Equity Plan is intended to operate in a manner such that awards under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. The board believes that it is in the best interests of the Company and its shareholders to ensure that the Company has shareholder-approved plans under which equity awards made to its executive officers may be deductible by the Company for federal income tax purposes. Accordingly, the Company has structured the Equity Plan to enable it to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” (i.e., the persons named in the Summary Compensation Table as determined under SEC rules) who was employed by the Company on the last day of its fiscal year if such compensation is in excess of $1 million for the fiscal year, except that compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the company’s shareholders have approved the material terms of the performance goals under which compensation may be paid, including (i) the employees eligible to receive compensation, (ii) the description of the business criteria on which the performance goal is based and (iii) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Equity Plan is discussed below, and shareholder approval of the Equity Plan will be deemed to constitute approval of each of these aspects of the Equity Plan for purposes of the approval requirements of Section 162(m) of the Code. However, nothing in this proposal precludes the Company or the Compensation Committee, which administers the Equity Plan, from granting awards that do not qualify for tax deductibility under Section 162(m) of the Code, nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) of the Code will ultimately be viewed as so qualifying by the Internal Revenue Service.
The following summary of the material features of the Equity Plan is qualified in its entirety by reference to the complete text of the Equity Plan. The full text of the Equity Plan is appended hereto as Exhibit B.
Shares Available Under Equity Plan and Prior Plan
The following table shows shares subject to outstanding awards and available shares under the Prior Plan and the Equity Plan, if approved:

Date	Shares Subject to Outstanding Awards (Including RSUs and options)	Shares Remaining Available for Future Awards
September 30, 2016	889,306(1)	1,653,682
January 13, 2017 (2)	854,181(3)	1,244,813(4)
March 14, 2017, assuming approval of the Equity Plan by shareholders	854,181(3)	1,544,813(5)

(1)	Includes outstanding options to purchase 80,000 shares at a weighted average exercise price of $11.55 per share. All remaining stock options will expire if not exercised before October 2017.

(2)	Includes grants made in fiscal year 2017 under the Prior Plan. No further grants are planned under the Prior Plan prior to the Annual Meeting.

(3)	Includes outstanding options to purchase 80,000 shares at a weighted average exercise price of $11.55 per share. All remaining stock options will expire if not exercised before October 2017.

(4)
These are the shares available under the Prior Plan. If the Equity Plan is approved, any shares remaining available for future issuance under the Prior Plan will be carried forward into the Equity Plan.

(5)	This represents the available pool under the Equity Plan. If the Equity Plan is approved, the shares remaining available under the Prior Plan will be carried forward to the Equity Plan.
Share Usage and Burn Rate
Management considered various factors when developing the Equity Plan approved by the board of directors, including the following:

•
Historical Amounts of Equity Awards. Under the Prior Plan, we granted awards representing approximately 481,901 shares in fiscal year 2016, 382,727 shares in fiscal year 2015, and 451,741 shares in fiscal year 2014. However, these amounts are not necessarily indicative of the shares that may be granted over at least the next three years under the Equity Plan.

•
Historical Equity Award Burn Rate. “Burn rate” provides a measure of the potential dilutive impact of our equity award program and is calculated by dividing the number of shares subject to equity award granted during the year by the basic weighted average number of shares outstanding. Our average annual equity grant burn rate under the Prior Plan over the three-year period ending September 30, 2016, was 0.66%. Our calculation of the burn rate under the Prior Plan for the past three years is set forth in the following table:

Time Period	Shares Subject to Options	Shares Subject to Awards Other than Options	Total Shares Granted	Weighted Average Number of Shares Outstanding	Burn Rate (%)
Fiscal 2016	—	481,901	481,901	65,822,000	0.73
Fiscal 2015	—	382,727	382,727	66,682,000	0.57
Fiscal 2014	—	451,741	451,741	67,680,000	0.67

				3-Year Average:	0.66

•
Current and Projected Dilution Percentage. As of September 30, 2016, we had approximately 2,542,988 shares subject to outstanding equity awards or available for future equity awards under the Prior Plan, which represented 3.8% of the fully diluted common stock of the Company outstanding. The 300,000 new shares proposed under the Equity Plan share reserve represent a dilution percentage of approximately 0.46%, for a total potential dilution of approximately 4.2%.

Anticipated Duration. Based on our historic usage of shares, we expect that the 1,953,682 share pool under the Equity Plan (consisting of 1,653,682 shares available as of September 30, 2016 plus 300,000 shares to be approved) will allow us to make awards to participants for the next 4.5 years. However, there can be no certainty as to the future use of shares under the Equity Plan, as the Company’s stock price may affect the rate at which shares are utilized under the Equity Plan. The closing price per share was $58.50 on January 13, 2017.
Administration
The Equity Plan will be administered by the Compensation Committee or a subcommittee thereof (the “Committee”) of the board of directors, which will consist solely of two or more “outside directors” as such term is defined under Section 162(m) of the Code. The Committee has complete authority to make any and all decisions regarding the administration of the Equity Plan, including interpreting the terms of the Equity Plan, selecting the participants to whom awards may from time to time be paid, determining the terms and conditions of awards made under the Equity Plan, determining whether payments under the Equity Plan are to be made in cash or in shares, and whether such payments may be deferred by participants, and making any other determination and taking any other action that the Committee deems necessary or desirable for administration of the Equity Plan. The Committee may delegate various functions to certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m) of the Code.
Eligibility
Each executive officer of the Company who is employed by the Company or one of its affiliates on the last day of the Company’s fiscal year or of any other performance period established by the Committee is automatically a participant in the Equity Plan. The Committee may also designate other officers and employees as participants under the Equity Plan. However, participants do not automatically receive awards under the Equity Plan, except to the extent that the Committee selects the participant to actually receive an award and determines the amount of such award. Non-employee directors are entitled to participate in the Equity Plan.
We currently have approximately 875 executive officers, employees and consultants, as well as eight non-employee directors, who would be eligible to participate in the Equity Plan.
Shares Available and Maximum Amount of Compensation Payable under the Plan
The Equity Plan provides for awards during the term thereof with respect to a maximum of 300,000 shares, plus any shares that are available for issuance under the Prior Plan as of the date on which the Equity Plan is approved by shareholders at the Company’s Annual Meeting (or that become available under the Prior Plan on or after such date). Upon shareholder approval of the Equity Plan, no further awards will be made under the Prior Plan. If any award granted under the Equity Plan (or, if approved, after the date on which the Equity Plan is approved by shareholders at the Company’s Annual Meeting, the Prior Plan) is canceled, terminates, expires or lapses for any reason, any shares subject to the award will again be available for the grant of an award under the Equity Plan. Common stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for awards under the Equity Plan. Shares issued under the Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. In addition, if a share subject to an award is not delivered because the award is settled in cash, then that share will thereafter be deemed to be available for grant. If a share subject to an award is not delivered because it is used to satisfy a tax withholding obligation or used to pay the exercise price of an option, then that share will not thereafter be deemed to be available for grant.
The maximum number of shares of Company stock subject to stock options or stock appreciation rights that may be granted to any participant in the Equity Plan within any fiscal year is the number equal to 20% of the total number of shares reserved for issuance under the Equity Plan as of the date on which shareholders approve the Equity Plan, except for grants to new hires which shall not exceed the number equal to 30% of the total number of shares reserved for issuance under the Equity Plan as of the date on which shareholders approve the Equity Plan.
To the extent necessary to qualify as “performance-based compensation” pursuant to Section 162(m) of the Code, (i) the maximum number of shares of Company stock or share-equivalent units that may be granted during any fiscal year to any one participant (other than a non-employee director) subject to restricted stock, restricted stock units, performance shares, performance units, performance awards or any other awards (other than stock options or stock appreciation rights) is 500,000, and (ii) the maximum aggregate dollar amount that may be paid to any one participant (other than a non-employee director) during any fiscal year under performance units, performance awards or any cash-based awards is $7.5 million, and with respect to a performance period that is greater than twelve months, $10 million.
The maximum aggregate number of shares of Company stock and share-equivalent units that may be granted during any fiscal year to any one participant who is a non-employee director is 75,000, which limit will apply whether the compensation is paid in shares or cash. The maximum aggregate dollar amount that may be paid to any one participant who is a non-employee director during any fiscal year under performance units, performance awards or any cash-based awards is $1 million.
Types of Awards
The Committee may grant nonqualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted units, restricted stock units (“RSUs”), performance shares, performance units, performance awards, substitute awards or other types of equity-based or cash-based incentives approved by the Committee.
Stock Options. Stock options enable the holder of the option to purchase shares the Company’s common stock at a price specified by the Committee at the time the award is made. The Committee may grant incentive stock options to purchase up to 500,000 shares of common stock under the Equity Plan. The Committee determines the exercise price of all stock options, which may not be less than the fair market value of a share of the Company’s common stock at the time of grant. The Equity Plan specifically prohibits the repricing of options. The Committee also determines when an option may be exercised and its term, which may not exceed ten years. The exercise price of an option may be paid in cash, by tendering shares owned by the participant, or by any other means the Committee determines to be consistent with the purposes of the Equity Plan and applicable law. Any shares tendered may have a fair market value equal to the amount required to be withheld or such other greater amount, up to the maximum statutory rate under applicable law as applicable to a participant, so long as such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).
If, on the date an outstanding option would expire due to a termination of service, the exercise of the option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the option will be extended to a date that is 30 calendar days after the date the exercise of the option would no longer violate applicable securities laws or any such insider trading policy or, if earlier, the original expiration date of the option. In addition, unless otherwise provided by the Committee or as otherwise directed by a participant in writing, each vested and exercisable option that is outstanding on the last business day of the applicable term of the option with an exercise price per share that is less than the fair market value per share of the Company’s common stock as of such date will automatically, and without further action by the participant or the Company, be exercised on such date (unless such participant’s service with the Company has terminated on or before such date).
Stock Appreciation Rights. In general, an award of SARs entitles the recipient to receive, upon exercise thereof, payment of an amount determined by multiplying the excess of the fair market value of a share of the Company’s common stock on the date of exercise over the grant price of the SAR, by the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, in shares of common stock or a combination of common stock and cash. The Committee determines the exercise price of all SARs, which may not be less than the fair market value of a share of the Company’s common stock at the time of grant. The Equity Plan specifically prohibits the repricing of SARs. The Committee also determines when a SAR may be exercised and its term, which may not exceed ten years. Unless otherwise provided by the Committee or as otherwise directed by a participant in writing, each vested and exercisable SAR that is outstanding on the last business day of the applicable term of the SAR with a grant price per share that is less than the fair market value per share of the Company’s common stock as of such date will automatically, and without further action by the participant or the Company, be exercised on such date (unless such participant’s service with the Company has terminated on or before such date).
Restricted Stock, Restricted Units, and Restricted Stock Units. Restricted stock is Company common stock that is forfeitable until the restrictions lapse. Restricted units are notional accounts that are credited with amounts equal to Shares or an alternative measurement, conditioned upon the satisfaction of restrictions imposed by the Committee and payable in cash or shares of common stock, as provided in the applicable award agreement. RSUs are restricted units that are payable in shares. The Committee will determine the restrictions and other provisions applicable to each restricted stock, restricted unit and RSU award.
Restrictions on restricted stock, restricted units and RSUs may include time-based restrictions or the achievement of specific performance goals. Restrictions may lapse all at once or in installments, as specified by the Committee. Participants have voting rights in restricted stock during the applicable restriction period. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock, restricted units and/or RSUs. The Committee will credit participants with cash dividends or dividend equivalents during the restriction period that will be subject to the same restrictions and other conditions as the underlying awards.
Performance Units, Performance Shares, and Performance Awards. A performance unit is an award with an initial value established by the Committee at the time of grant that is based on the attainment of certain performance goals. A performance share is an award with an initial value equal to the fair market value of a share of Company common stock on the grant date, which is conditioned upon the achievement of certain performance goals specified by the Committee. A performance award is the right to receive cash or shares based, in whole or part, upon the achievement of the applicable performance goals specified by the Committee. Performance units, performance shares and performance awards may be paid in cash, shares or a combination of cash and shares, as specified in the applicable award agreement. The Committee will determine the number and terms of all performance units, performance shares and performance awards, including the performance objectives that will determine the number or value (or both) of awards that will ultimately be paid out to a participant. If the minimum performance objectives are not attained during the performance period specified in the applicable award agreement, the participant will forfeit all of his or her performance units, performance shares or performance awards together with any dividends, dividend equivalents, or other distributions credited with respect to the shares of common stock underlying a performance unit, performance share, or performance award.
Substitute Awards. The Committee may also grant substitute awards under the Equity Plan. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is, or whose stock is, acquired by the Company, in order to preserve the economic value of all or a portion of a substituted award on such terms and conditions (including price) as the Committee determines. Such awards shall be accompanied by an award agreement which will provide additional terms and conditions with respect to each grant.
Adjustment of Share Limitations and Outstanding Awards upon Certain Events
If the shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or other similar change in the corporate structure of the Company affecting the shares) or if the number of shares is increased through the payment of a stock dividend, then the Committee (subject, in the case of incentive stock options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which awards may be made under the Equity Plan, (ii) the number and kind of shares subject to outstanding awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding award, provided that the number of shares subject to any award shall always be a whole number.
Code Section 162(m) and Business Criteria
Not later than 90 days after the commencement of each fiscal year of the Company (or, if earlier, the expiration of 25% of a performance period), the Committee will establish written, objective performance goals for one or more performance periods (which may overlap or run concurrently) and will affirm the applicability of the Equity Plan’s formula for determining the maximum equity award for each participant for such performance period(s). The Equity Plan defines “performance period” to mean the Company’s fiscal year or such other period that the Committee may establish.
The Committee shall use any one or more of the following financial measures to establish objective performance goals under the Equity Plan: earnings growth, earnings per share of common stock, net earnings, operating earnings or income, earnings before interest, taxes, depreciation and amortization (EBITDA), net sales growth, net income (absolute or competitive growth rates comparative), net income applicable to common stock, cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital, operating earnings or income per share of common stock, revenues, shareholders’ equity, return on shareholders’ equity (absolute or peer-group comparative), stock price (absolute or peer-group comparative), absolute and/or relative return on common shareholders equity, absolute and/or relative return on capital, absolute and/or relative return on assets, economic value added (income in excess of cost of capital), operating margins, total shareholder return, customer satisfaction, quality metrics, expenses or expense reduction, debt-to-capital ratio, market share and ratio of operating expenses to operating revenues. The Committee may specify any reasonable definition of the performance measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items.
Committee Certification and Determination of Awards
After the conclusion of each performance period, the Committee will certify, in writing, whether and to what extent the objective performance goals for that performance period have been met by the respective participants and the amount of the maximum equity incentive award, calculated as described above, for each executive officer who is subject to Section 162(m) of the Code. The selection of participants to whom awards under the Equity Plan will actually be made and the amount of such award actually made to a participant will be as determined by the Committee in its sole discretion, including zero, and will be based on such factors that the Committee determines (which may include objective performance criteria other than those established at the beginning of the performance period), provided that the actual award made to a participant under the Equity Plan will not exceed the maximum equity incentive award with respect to such participant, and provided further, that awards intended to comply with the performance-based compensation exception under Section 162(m) of the Code may not be adjusted upwards except to the extent permitted thereunder.
Payment of Awards
Following the Committee’s determination of awards to be made to participants, such awards will be made in cash or shares of the Company’s common stock or combination thereof, as specified in the applicable award agreement. The Committee may establish and approve a program that allows participants to elect to defer the receipt of any award.
Non-Exclusivity
Nothing contained in the Equity Plan prevents the board from adopting other or additional compensation arrangements that provide for equity awards or other forms of compensation for the Company’s executive officers, directors or other employees, whether or not shareholders approve the Equity Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable.
Change in Control
Upon the occurrence of a Change in Control (as defined in the Equity Plan beginning on page B-2 of Exhibit B to this proxy statement), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges: (i) any and all outstanding options and stock appreciation rights will become immediately exercisable (and will deemed to be exercisable immediately prior to the Change in Control), and will remain exercisable throughout their entire term (the “Vested Options and SARs”); provided, however, that, with respect to Vested Options and SARs that are not exercised in connection with the Change in Control, such Vested Options and SARs will be subject to the provisions of (v) below, as applicable; (ii) any restriction periods or other restrictions imposed on restricted stock, restricted stock units and restricted units will lapse, except that the degree of vesting associated with those awards that is conditioned on the achievement of performance conditions will be determined as set forth in (iii) or (iv), as applicable; (iii) except as otherwise provided in the award agreement, the vesting of all performance units, performance shares, and performance awards will be accelerated as of the effective date of the Change in Control, and participants will be paid in cash, within thirty days after the effective date of the Change in Control, a pro rata amount based on an assumed achievement of all relevant performance objectives at target levels, and upon the length of time within the performance period that elapsed prior to the effective date of the Change in Control; (iv) notwithstanding the foregoing, if the Committee determines that actual performance to the effective date of the Change in Control exceeds target levels, the prorated payouts made pursuant to (ii) and (iii) will be made at levels commensurate with the actual performance (determined by extrapolating the actual performance to the end of the performance period) based on the length of time within the performance period that elapsed prior to the Change in Control; (v) if the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (A) the continuation of the Vested Options and SARs by the Company, if the Company is the surviving corporation; (B) the assumption of the Vested Options and SARs by the surviving corporation or its parent or subsidiary; (C) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the Vested Options and SARs; or (D) settlement of the Vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Committee determines that the award cannot reasonably become vested pursuant to its terms, such Vested Options and SARs shall terminate and be canceled; and (vi) to the extent that restricted stock, restricted units and restricted stock units settle in shares in accordance with their terms upon a Change in Control, such shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the shares held by shareholders of the Company as a result of the Change in Control transaction.

For purposes of (v), “Change in Control Price” shall mean the fair market value of a share upon a Change in Control, and to the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.
Termination of Service
Each individual award agreement under the Equity Plan will set forth the treatment of an award in the event that the participant’s service is terminated. Such terms will be as determined by the Committee in its sole discretion.
Compensation Recoupment Policy
All awards granted or paid under the Equity Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.
Duration and Amendment
Following its approval by shareholders at the Annual Meeting, the Equity Plan will remain in effect, subject to the board or the Committee’s ability to amend or terminate the Equity Plan at any time, until all shares authorized for issuance thereunder have been issued or transferred according to the provisions of the Equity Plan. In no event may an award be granted under the Equity Plan after the tenth anniversary of the date on which shareholders approve the Equity Plan.
The board may, from time to time, alter, amend, suspend or terminate the Equity Plan as it deems advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code.
Federal Income Tax Consequences
The following is a general description of the United States federal income tax consequences to participants and the Company relating to nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted units, restricted stock units, performance shares, performance units and other awards that may be granted under the Equity Plan. The Equity Plan is not qualified under the Internal Revenue Code Section 401(a). This discussion only applies to U.S. citizens and/or residents and does not purport to cover all tax consequences relating to awards granted under the Equity Plan. This description is intended for use by the Company’s shareholders in determining how to vote at the Annual Meeting and not as tax advice to persons who receive awards under the Equity Plan.
Non-qualified stock options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a non-qualified stock option. When the option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise prices paid and the fair market value, as of the date the option is exercised, of the shares received. The participant’s tax basis in shares acquired upon exercise will equal the exercise price paid plus the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the tax year in which the option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a non-qualified stock option for more than one year after the exercise of the option, the gain or loss realized upon the sale of those shares generally will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of an option will begin on the date of exercise.

Incentive stock options. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of an incentive stock option. If the option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant generally will not recognize any income and the Company will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the option price generally is included in computing the participant’s alternative minimum taxable income.
Generally, if the participant disposes of shares acquired by exercise of an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If shares are disposed of after the two year and one year periods described above expire, the Company will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.
Stock appreciation rights. A participant generally will not recognize income, and the Company will not be entitled to a deduction from income, at the time of grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the stock appreciation right is exercised, of our common stock. The participant’s tax basis in shares acquired upon exercise of a stock-settled stock appreciation right will equal the amount recognized by the participant as ordinary income. The Company generally will be entitled to a federal income tax deduction in the year in which the stock appreciation right is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled stock appreciation right for more than one year after the exercise of the stock appreciation right, the gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled stock appreciation right will begin on the date of exercise.
Restricted stock and restricted units. Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of shares over the purchase price (if any) only at the time the restrictions lapse (unless the participant elects to accelerate recognition as of the date of grant through an election under Code Section 83(b)). The Company generally will have (at the time the participant recognizes income) a corresponding deduction.
Restricted stock units. Restricted stock units generally are subject to tax at the time of vesting and the Company generally will have a corresponding deduction when the participant recognizes income.
Performance shares. Performance shares generally are subject to tax at the time of payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.
Performance units. Performance units generally are subject to tax at the time of payment. The Company will generally have (at the time the participant recognizes income) a corresponding deduction.
Cash awards. Cash awards generally are subject to tax at the time of payment. The Company generally will have (at the time the participant recognizes income) a corresponding deduction.
Compliance with Section 409A of the Internal Revenue Code. The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Equity Plan. To the extent applicable, it is intended that the Equity Plan and any grants made under the Equity Plan either be exempt from, or, in the alternative, comply with the provisions of Section 409A, including the exceptions for stock rights and short-term deferrals. The Company intends to administer the Equity Plan and any grants made thereunder in a manner consistent with the requirements of Section 409A.

If any provision of the Equity Plan or an award agreement needs to be revised to satisfy the requirements of Section 409A, then such provision will be modified or restricted to the extent necessary to be in compliance with the requirements of Section 409A, while attempting to maintain the same economic results as were intended under the Equity Plan and award agreement. The right to any dividends or dividend equivalents declared and paid on the number of shares underlying a stock option or stock appreciation right may not be contingent, directly or indirectly, upon the exercise of the stock option or stock appreciation right. Further, to the extent necessary to avoid subjecting participants to interest and additional taxes under Section 409A, a change in control will not be deemed to occur unless and until Code Section 409A(a)(2)(A)(v) is satisfied. Any reference to Section 409A includes any proposed temporary or final regulations, or any other guidance, promulgated with respect to such Section by the Internal Revenue Service.
New Plan Benefits
The Committee has designated the current fiscal year as a performance period for which awards may be paid under the Equity Plan, subject to shareholder approval of the Equity Plan. If the Equity Plan is not approved by the stockholders, it is currently contemplated that any other compensation paid to the Company’s executive officers that is in excess of $1 million for the current fiscal year and for any subsequent years would not be deductible under Section 162(m) of the Code to the extent that it exceeds the $1 million limit, unless such compensation is deferred pursuant to the Company’s compensation programs or paid under another stockholder-approved plan of the Company and otherwise satisfies the conditions for “performance-based compensation” under or other exemptions from Section 162(m).

For fiscal year 2017 the Committee approved using earnings before interest, taxes, depreciation and amortization (“EBITDA”) with certain adjustments described below (“Adjusted EBITDA”) as the appropriate performance standard for purposes of making awards under the Equity Plan to executive officers. The adjustments would eliminate the impact of the following items:

•	the benefit of any share repurchases

•	legal settlements or recoveries (including insurance recoveries)

•	discontinued operations gains or losses (including those from divested business units as well as from terminated business lines and practice areas)

•	the effects of foreign currency fluctuations

•	the effects of mergers or acquisitions.

For fiscal year 2017 the Committee established the maximum long-term equity award for the CEO as 20% of Adjusted EBITDA, but in no event more than $7.5 million, and for each of the other named executive officers 10% percent of adjusted EBITDA, but in no event more than $7.5 million, in each case subject to the Committee’s discretion to pay less than such maximum amount. Although a maximum award for executives has been established as a percentage of Adjusted EBITDA, the amounts to be paid are not determinable; therefore, no “New Plan Benefit” table is included.
Vote Required
The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 5. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 5 unless you mark your proxy card otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 5 TO APPROVE THE MAXIMUS, INC. 2017 EQUITY INCENTIVE PLAN.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of September 30, 2016 with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans/arrangements approved by the shareholders(2)	889,306	$1.04	1,653,682
Equity compensation plans/arrangements not approved by the shareholders	—	—	—
Total	889,306	$1.04	1,653,682
________________

(1)
In addition to being available for future issuance upon exercise of options that may be granted after September 30, 2016, all shares under the 2011 Equity Incentive Plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.

(2)	Includes the 2011 Equity Incentive Plan.

PROPOSAL 6 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee and the board of directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2017. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2016 and 2015. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 6. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 6 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.

AUDIT INFORMATION

Fees of Independent Public Accountants

Set forth below is a description of the fees billed by Ernst & Young LLP, our independent public accountants, for the fiscal years ended September 30, 2015 and 2016.

Audit Fees

Fees for audit services totaled approximately $1,993,587 for the 2016 fiscal year and $1,790,141 for the 2015 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services primarily included services related to acquisitions and divestitures and totaled approximately $45,000 for the 2016 fiscal year and $30,000 for the 2015 fiscal year. Audit-related services principally include due diligence services and accounting consultations.

Tax Fees

Fees for tax services, including tax advice and tax planning, totaled approximately $166,871 for the 2016 fiscal year and $40,085 in the 2015 fiscal year.

All Other Fees

Fees for all other services rendered to us by Ernst & Young LLP, which included statistical sampling assistance and a subscription to an accounting research service, totaled approximately $5,370 for the 2016 fiscal year and $44,747 for the 2015 fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax services, and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.

Report of the Audit Committee

The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•	establishing and maintaining our internal control over financial reporting;

•	assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

•	the preparation, presentation and integrity of our consolidated financial statements.

Our independent registered public accounting firm is responsible for:

•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

•
the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•	overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2016 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to both the effectiveness of our internal control over financial reporting and management’s assessment thereof.

Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the SEC.

Audit Committee

Peter B. Pond (Chair)
Paul R. Lederer
Raymond B. Ruddy
Wellington E. Webb

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

SHAREHOLDER PROPOSALS FOR
OUR 2018 ANNUAL MEETING OF SHAREHOLDERS

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to our Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder’s notice within 15 days after our notice or disclosure was given. A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination. See also the discussion of the Nominating and Governance Committee for additional information.

In addition, if we do not receive your proposal for presentation at the 2018 Annual Meeting of Shareholders at least 45 days before the meeting, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2018 Annual Meeting of Shareholders.

Any proposal you intend to present at the 2018 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by MAXIMUS at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than October 1, 2017 if you wish to have it included in the proxy statement and form of proxy for that meeting.

OTHER MATERIALS

Our 2016 Annual Report, which includes our Annual Report on Form 10-K for our 2016 fiscal year as filed with the SEC on November 21, 2016, is being made available to you on the Internet along with this notice and proxy statement on or about January 27, 2017.

Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2016 fiscal year. If the person making the request was not a shareholder of record on January 13, 2017, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

By Order of the Board of Directors,

Date: January 27, 2017	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

Exhibit A

MAXIMUS, Inc. Annual Management Bonus Plan
(As Amended and Restated Effective as of October 1, 2016)

ARTICLE 1
Statement of Purpose

The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company's objectives. The Plan's goals are to be achieved by providing key executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of Awards that may qualify as performance-based compensation under Section 162(m).

ARTICLE 2
Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	“Affiliate” means any parent, subsidiary or other entity that is directly or indirectly controlled by, or controls, the Company.

2.2
“Award” means, with respect to each Participant, the award determined by the Committee under Section 4.3 for the Performance Period, subject to the Committee’s authority to eliminate or reduce the Award otherwise payable.

2.3
“Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be determined before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored benefit plans or deferral arrangements.

2.4    “Board” means the MAXIMUS, Inc. Board of Directors.

2.5    “Code” means the Internal Revenue Code of 1986, as amended.

2.6
“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the regulations thereunder, as in effect from time to time, and the independence requirements of the New York Stock Exchange, Inc. (“NYSE”) or any other applicable exchange on which the Company’s common equity is at the time listed.

2.7	“Company” means MAXIMUS, Inc. and any of its Affiliates that adopt this Plan or that have employees who are Participants under this Plan.

2.8	“Determination Date” means the date that is 90 days after the beginning of the Performance Period or, if earlier, the date on which no more than 25% of the Performance Period has elapsed.

2.9	“Disability” means permanent and total disability as defined in the Company’s long term disability plan or, if no such plan is then in effect, as defined in Code Section 22(e)(3).

2.10	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11	“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

2.12	“Maximum Award”, for any fiscal year of the Company, means $7.5 million with respect to any Participant.

2.13	“Participant” means an Executive Officer or key management employee as described in Article 3 of this Plan.

2.14	“Performance Period” means the period for which an Award may be made. Unless otherwise specified by the Committee, the Performance Period shall be the Company’s fiscal year.

2.15	“Plan” means this MAXIMUS, Inc. Annual Management Bonus Plan, as it may be amended from time to time.

2.16	“SEC” means the Securities and Exchange Commission.

2.17	“Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

ARTICLE 3
Participation

An Executive Officer or other key management employee of the Company designated by the Committee with respect to a Performance Period shall be a Participant in this Plan and shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of this Plan. No person shall be automatically entitled to participate in the Plan.

ARTICLE 4
Incentive Awards

4.1
Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period no later than the Determination Date. The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for MAXIMUS, Inc., for one or more of its Affiliates, divisions, business or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2
Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings growth, earnings per share of common stock, net earnings, operating earnings or income, earnings before interest, taxes, depreciation and amortization (EBITDA), net sales growth, net income (absolute or competitive growth rates comparative), net income applicable to common stock, cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital, operating earnings or income per share of common stock, revenues, shareholders’ equity, return on shareholders’ equity (absolute or peer-group comparative), stock price (absolute or peer-group comparative), absolute and/or relative return on common shareholders equity, absolute and/or relative return on capital, absolute and/or relative return on assets, economic value added (income in excess of cost of capital), operating margins, total shareholder return, customer satisfaction, quality metrics, expenses or expense reduction, debt-to-capital ratio, market share, and ratio of operating expenses to operating revenues. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items as is consistent with Section 162(m), including but not limited to: realized investment gains and losses; unusual or non-recurring items; items determined to be unusual in nature and/or infrequent in occurrence; effects of accounting changes, currency fluctuations, acquisitions, divestitures, discontinued operations, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.

4.3
Award. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a formula, matrix or other objective mechanism for determining the Award (if any) that may be payable to each Participant upon achievement of the applicable objective performance goals. Each formula shall be set forth in writing and may provide one or more levels of Award (e.g., “Target”, “Threshold”, “Maximum”, etc.), as determined by the Committee; provided, however, that in no event shall a Participant’s Award payable for any Performance Period, when combined with any other Performance Period ending in the same fiscal year, exceed the Maximum Award. For any Performance Period, the Committee shall have sole and absolute discretion to adjust the amount of or to eliminate entirely, the Award that would otherwise be payable to a Participant under the Award formula; provided, however, that for any Award that is subject to Section 162(m), the Committee shall have discretion to reduce the amount of such Award or to eliminate the Award entirely, but not to increase the amount of any Award.

4.4
Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether and to what extent the objective performance goals established for that Performance Period have been met by the respective Participants. If the objective performance goals and any other material terms established by the Committee have been met by a Participant, the Committee shall so certify in writing with respect to such Participant.

4.5    Payment or Deferral of the Award.

(a)     As soon as practicable after the Committee’s determination under Section 4.4, but subject to Section 4.5(b), the Company shall pay the Award to the Participant. Payments under the Plan shall be made as soon as practicable after the close of the applicable Performance Period and within two and one-half (2-1/2) months following the end of the later of the calendar year or the fiscal year of the Company in which the Awards were earned, in a manner determined by the Committee in its sole discretion, unless such Award has otherwise been deferred pursuant to Section 4.5(b). The Company shall have the right to deduct from any Award, any applicable Federal, state and local income and employment taxes, and any other amounts that the Company is otherwise required to deduct.

(b)     Subject to the Committee’s approval and applicable law, Participants may request that payments of an Award be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election pursuant to such rules and procedures as the Committee may establish from time to time consistent with Code Section 409A.

4.6    Eligibility for Payments.

(a)    Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive an Award for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period to the payment date of the Award.

(b)     Under Section 4.6(a), a leave of absence that lasts less than three (3) months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three (3) months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the date that an Award or payment of the Award is to be made, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Award or payment.

(c)     The Committee may determine, in its sole discretion, that an Award will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or terminates employment due to his death or Disability. The Committee may also determine, in its sole discretion, whether and in what manner an Award shall become payable in the event of a change in control of the Company assuming the specified level of performance has been attained.

ARTICLE 5
Administration

5.1
General Administration. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of this Plan and Section 162(m), the Committee is authorized and empowered in its sole discretion to select or approve Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

5.2
Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions. Subject to the requirements of Section 162(m), the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan.

5.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4
Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member thereof shall be liable for any action or determination made in good faith with respect to this Plan or any Award made hereunder.

5.5
Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on MAXIMUS, Inc. and its Affiliates and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

5.6    Application of Section 162(m); Shareholder Approval.

(a)    This Plan is intended to be administered, interpreted and construed so that Award payments remain tax deductible to the Company and unlimited by Section 162(m), which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee, or the Board, may, without shareholder approval, amend this Plan retroactively or prospectively to the extent it determines necessary to comply with any subsequent amendment or clarification of Section 162(m) required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to this Plan.

(b)    Payment of all Awards under the Plan shall be contingent upon shareholder approval of this Plan in accordance with Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations. Unless and until such shareholder approval is obtained, no Award shall be paid pursuant to this Plan.

ARTICLE 6
Amendments; Termination

This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the shareholders of MAXIMUS, Inc. if such approval is necessary to continue to qualify Awards as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the rules of the NYSE or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to Awards made before the effective date of such amendment. A Participant’s rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of this Plan without his individual consent.

ARTICLE 7
Other Provisions

7.1
Duration of the Plan. This Plan is effective as of October 1, 2016 (the “Effective Date”), subject to the approval of the shareholders of the Company. This Plan shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under this Plan have expired. No Awards may be made under this Plan for any Performance Period that would end after September 30, 2021 unless the Board, subject to any shareholder approval that may then be required to continue to qualify this Plan as a performance-based plan under Section 162(m), extends this Plan.

7.2
Awards Not Assignable. No Award or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3
Participant’s Rights. The right of any Participant to receive any payments under an Award granted to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.4 for the Performance Period. Moreover, there is no obligation for uniform treatment for Participants under this Plan.

7.4
Code Section 409A. This Plan is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exemption for short-term deferrals, and shall be construed and interpreted in accordance with such intent. The Company makes no representations that the Plan, the administration of the Plan, or the amounts hereunder comply with, or are exempt from, Code Section 409A. If an operational failure occurs with respect to Code Section 409A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Secretary of the Treasury.

7.5
Termination of Employment. The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

7.6
Exclusion from Benefits. Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.7
Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, shall assume the Company’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.8
Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the Commonwealth of Virginia, except to the extent that such law is preempted by Federal law.

7.9
Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.10
Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.11
Compensation Recoupment Policy. Notwithstanding any provision in the Plan to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

*    *    *

Exhibit B

MAXIMUS, INC.
2017 EQUITY INCENTIVE PLAN
(March 14, 2017)

MAXIMUS, INC.
2017 Equity Incentive Plan
(March 14, 2017)

Article 1. Establishment, Objectives and Duration
1.1Establishment of the Plan. MAXIMUS, Inc., a Virginia corporation, hereby establishes its long-term equity incentive compensation plan, to be known as the “MAXIMUS, Inc. 2017 Equity Incentive Plan” as set forth in this document. Capitalized terms used but not otherwise defined herein will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other cash and equity incentive awards.

The Plan is effective as of the Effective Date, as defined in Article 2, which was the date approval by the Company’s shareholders was obtained, and will remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; and to attract and retain key employees and consultants of the Company and its Affiliates.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success, and to allow Participants to share in the success of the Company.

1.3Duration of the Plan. The Plan will commence on the Effective Date, as defined in Article 2, and will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 15, until all Shares subject to it pursuant to Article 4 have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten (10) year anniversary of the Effective Date.

Article 2. Definitions
Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Affiliates” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock. Notwithstanding the foregoing, for purposes of determining whether an employee has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, limited liability company, joint venture, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent (10%) of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). The minimum percentage of ownership or control in the previous sentence shall be raised from ten percent (10%) to twenty percent (20%) for purposes of determining timing of payment of an Award, or amount payable with respect to an Award, that is “deferred compensation” for purposes of Code Section 409A, if payment of such Award or amount would be accelerated or otherwise triggered by the employee’s termination of employment.

“Automatic Exercise Date” means, with respect to an Option or Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 6.7 or the Stock Appreciation Right pursuant to Section 7.7.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units, Restricted Stock Units, Performance Shares, Performance Units or other types of equity-based or cash-based incentives hereafter approved by the Committee.

“Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, which may be in written or electronic form.

“Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” has the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate. If there is no such agreement, “Cause” means:

(a)	the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate;

(b)	the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise; or

(c)	the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise.

Unless otherwise defined in the Participant’s employment or severance agreement, an act or omission is “willful” for the purpose of determining whether a termination of employment was made for Cause if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.

In addition, Cause shall be deemed to have occurred if, on the date Participant’s Service terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

“Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.

(a)
The Beneficial Ownership of securities representing more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate thereof, or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (c) of this definition will not be a Change in Control under this subparagraph (a), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Voting Securities; or

(b)
Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that an individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group that consummates the Change in Control transaction. A Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity holder in the purchasing company or group (except: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “Change in Control” that is also a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Code Section 162(m) and the regulations thereunder, as in effect from time to time, and the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed.

“Common Stock” or “Stock” means the common stock of the Company.

“Company” means MAXIMUS, Inc.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.

“Director” means any individual who is a member of the Board of Directors.

“Disability” means (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers that individual, or (b) if the individual is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act. Notwithstanding the foregoing, for purposes of determining the period of time after termination of employment during which a Participant may exercise an ISO, “Disability” will have the meaning set forth in Section 22(e)(3) of the Code, which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve (12) months.

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Effective Date” means March 14, 2017.

“Eligible Employee” or “Employee” means any employee of the Company or any of its Affiliates. Directors who are not employed by the Company or its Affiliates will also be considered Eligible Employees and Employees under this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

Notwithstanding the foregoing, for purposes of Awards intended to be exempt from Code Section 409A, the Fair Market Value shall be no less than the “fair market value,” as such term is defined for purposes of Code Section 409A.

“Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Participant” means an Eligible Employee, a Director who is not an employee of the Company or an Affiliate, or a consultant to the Company or an Affiliate, in each case, who has been selected by the Committee to participate in the Plan pursuant to Section 5.2 and who has outstanding an Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.

“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) and any regulations promulgated thereunder.

“Performance Period” means the time period during which the Performance Criteria must be met in order for a Participant to earn Performance Units, Performance Awards or Performance Shares granted under Article 9.

“Performance Share” means an Award with an initial value equal to the Fair Market Value on the date of grant that is based on the attainment of Performance Criteria, as described in Article 9.

“Performance Unit” means an Award with an initial value established by the Committee at the time of grant that is based on the attainment of Performance Criteria, as described in Article 9.

“Person” has the meaning ascribed to that term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means the MAXIMUS, Inc. 2017 Equity Incentive Plan, as set forth in this document and as amended from time to time.

“Prior Plan” means the MAXIMUS, Inc. 2011 Equity Incentive Plan (as amended through December 16, 2015).

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Stock” means a contingent grant of Stock awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” means a Restricted Unit granted to a Participant, as described in Article 8, that is payable in Shares.

“Restricted Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Article 8, that is (a) credited with amounts equal to Shares or some other unit of measurement specified in the Award Agreement, (b) subject to restrictions and (c) payable in cash or Shares.

“Restriction Period” means the period during which the transfer of an Award is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as determined by the Committee, at its discretion) or during which an Award is not vested.

“Retirement” has the meaning set forth in any Award Agreement under the Plan. If an Award Agreement does not contain such a definition, “Retirement” means the termination of a Participant’s employment under any of the following circumstances: (a) on or after reaching the age established by the Company as the normal retirement age in any unexpired employment or severance agreement between the Participant and the Company or an Affiliate, (b) on or after reaching the normal retirement age under a tax-qualified defined benefit retirement plan sponsored by the Company or an Affiliate in which the Participant participates or (c) on or after reaching the normal retirement age under a tax-qualified defined contribution retirement plan sponsored by the Company or an Affiliate in which the Participant participates. Notwithstanding the foregoing, the Committee retains the sole discretion to determine whether a Participant’s termination of employment qualifies as a “Retirement” for purposes of the Plan.

“Service” means services performed for the Company or its Affiliates as an Employee, Director, consultant, or independent contractor.

“Shares” means the shares of Common Stock, no par value, of the Company, including their associated preferred share purchase rights, if applicable.

“Stock Appreciation Right” or “SAR” means an Award consisting of a right to receive any excess in value of Shares of Common Stock over the grant price, granted alone or in connection with a related Option, and designated as an SAR pursuant to the terms of Article 7.

“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which requires forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR will similarly be canceled).

Article 3. Administration
3.1The Committee. The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.2Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: select Eligible Employees to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 15) amend the terms and conditions of any outstanding Award to the extent they are within the discretion of the Committee as provided in the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including, without limitation, the Company, its Board of Directors, its shareholders, all Affiliates, employees, Participants and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards
4.1Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares that may be issued or transferred to Participants under the Plan shall not exceed 300,000, plus any Shares that are available under the Prior Plan as of the Effective Date or that become available under the Prior Plan on or following the Effective Date. No additional awards shall be made under the Prior Plan on or after the Effective Date. Notwithstanding any other provision of the Plan, the aggregate number of Shares of Common Stock subject to Options, including ISOs, and SARs that may be granted within any fiscal year to any one Participant (other than non-employee Directors) under the Plan shall not exceed the number equal to twenty percent (20%) of the total number of Shares reserved for issuance under the Plan as of the Effective Date, except for grants to new hires during the fiscal year of hiring, which shall not exceed the number equal to thirty percent (30%) of the total number of Shares reserved for issuance under the Plan as of the Effective Date. The foregoing limit set forth in this Section 4.1 shall be construed to comply with Section 422 of the Code.

Subject to adjustment as provided in Section 4.4, to the extent necessary to comply with the Performance-Based Exception, the maximum number of Shares and Share-equivalent units that may be granted during any fiscal year to any one Participant (other than non-employee Directors) under Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards or any other Award (other than Options or SARs) is 500,000, which limit will apply regardless of whether the compensation is paid in Shares or in cash. To the extent necessary to comply with the Performance-Based Exception, the maximum aggregate dollar amount that may be paid to any one Participant (other than non-employee Directors) during any fiscal year under Performance Units, Performance Awards or any cash-based Award granted under Article 10 is $7,500,000, and, with respect to a Performance Period that is greater than twelve (12) months, $10,000,000.

Subject to adjustment as provided in Section 4.4, the maximum aggregate number of Shares and Share-equivalent units that may be granted during any fiscal year to any one Participant who is a non-employee Director shall be 75,000, which limit will apply regardless of whether the compensation is paid in Shares or in cash. The maximum aggregate dollar amount that may be paid to any one Participant who is a non-employee Director during any fiscal year under Performance Units, Performance Awards or any cash-based Award granted under Article 10 is $1,000,000.

The Shares with respect to which Awards may be made will include authorized but unissued Shares, and Shares that are currently held or subsequently acquired by the Company as treasury Shares, including Shares purchased in the open market or in private transactions.

4.2Lapsed Awards. If any Award granted under this Plan or under a Prior Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. In addition, if a Share subject to an Award is not delivered because the Award is settled in cash, then that Share will thereafter be deemed to be available for grant. If a Share subject to an Award is not delivered because it is used to satisfy a tax withholding obligation or used to pay the Exercise Price of an Option, then that Share will not thereafter be deemed to be available for grant.

4.3Substitute Awards and Shares Issuable Under Acquired Company Plans.

(a)
The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. Substitute Awards shall not be counted against or otherwise reduce the number of Shares available for Awards under the Plan. For purposes of this Section 4.3, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Employees or whose awards are assumed or substituted as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination (“Acquisition Date”) in order to preserve for the Participant the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.

(b)
If a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards and shall not reduce the Shares available for Awards under the Plan. Awards using such available shares under acquired plans shall not be made after the date awards could have been made under the terms of the acquired plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to participate in the Plan prior to such acquisition or combination.

4.4Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or other similar change in the corporate structure of the Company affecting the Shares) or if the number of Shares is increased through the payment of a stock dividend, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Article 5. Eligibility and Participation
5.1Eligibility. All employees, outside directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to be Participants in the Plan.

5.2Actual Participation. Subject to the provisions of the Plan, the Committee will, from time to time, select those Eligible Employees to whom Awards will be granted, and will determine the nature and amount of each Award.

Article 6. Stock Options
6.1Grant of Options. Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonqualified Stock Options and determine the number of shares to be covered by each Option, the Exercise Price therefor and the conditions and limitations applicable to the exercise of the Option.

6.2Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee determines. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3Exercise Price. The Committee shall establish the Exercise Price at the time each Option is awarded. The Exercise Price for each Share subject to an Option will be at least one hundred percent (100%) of the Fair Market Value on the date the Option is granted.

6.4Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant, but no later than the tenth (10th) anniversary of the date of its grant.

6.5No Dividend Equivalents. Subject to Section 4.4, the Committee may not grant payments in connection with Options that are equivalent to dividends declared and paid on the Shares underlying the Options.

6.6Exercise of Options. Options will be exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves, which need not be the same for each Award or for each Participant. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Notwithstanding any contrary provision of this Article 6, if, on the date an outstanding Option would expire due to a termination of Service, the exercise of the Option would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy or, if earlier, the stated expiration date of the Option.

6.7Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Committee, payment of the Exercise Price of any such Option shall be made pursuant to Section 6.8(b) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Article 16. Unless otherwise determined by the Committee, this Section 6.7 shall not apply to an Option if the Participant’s Service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.7.

6.8Payment. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full either: (a) in cash, or its equivalent, in United States dollars; (b) by tendering Shares owned by the Participant and duly endorsed for transfer to the Company, Shares issuable to the Participant upon exercise of the Option, or any combination of cash, certified or cashier’s check and Shares described in this clause (b); or (c) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law. Any cashless exercise must meet the requirements of the Federal Reserve Board’s Regulation T and any applicable securities law restrictions. For this purpose, “cashless” exercise will mean that the Participant notifies the Company it will exercise, and the Company is instructed to deliver the Shares issuable on exercise to a broker, who sells the Shares and holds back the Exercise Price (and, often, the federal and state withholdings).

The number of Shares tendered pursuant to clause (b) may have a Fair Market Value equal to the amount required to be withheld or other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, so long as such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09).

6.9Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Options, and may reflect, among other things, distinctions based on the reasons for termination of Service.

6.10Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

The Committee may impose any other restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed or traded, and under any blue sky or state securities laws applicable to the Shares.

Notwithstanding the foregoing, a Participant, at any time prior to his or her death, may assign all or any portion of a vested Option (other than an Incentive Stock Option) granted to him or her to a family member or a charitable organization or Code Section 501(c) private foundation meeting the requirements of Code Section 170(c). For purposes of Section 12(a), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any such transferee shall enter into a written agreement with the Company authorizing the Company to withhold Shares of Stock that would otherwise be delivered to such person upon an exercise of the Option to pay any federal, state, local, or other taxes that may be required to be withheld or paid in connection with such exercise, in the event that the Participant is subject to withholding taxes and does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid. In the event of such transfer, the transferee will be entitled to all of the Participant’s rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions, and restrictions applicable to the Option, as set forth herein and in the related Option agreement. Any such assignment will be permitted only if the Participant does not receive any consideration therefore and does not violate applicable securities laws. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the assignment.

6.11Special Provisions for ISOs. Notwithstanding any other provision of this Article 6 to the contrary, the following special provisions shall apply to any Award of Incentive Stock Options:

(a)	The Committee may award Incentive Stock Options only to Employees (for purposes of this Article 6, the term “Employee” shall not include a Director who is not employed by the Company or an Affiliate).

(b)	In no event shall more than 500,000 Shares be cumulatively available for Awards of Incentive Stock Options under the Plan.

(c)
An Option will not constitute an Incentive Stock Option under this Plan to the extent it would cause the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a year (under all plans of the Company and its Affiliates) to exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(d)
If the Employee to whom the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the Company or any Affiliate, then: (i) the Exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the date the Option is granted; and (ii) the Option will expire upon the earlier of (A) the time specified by the Committee in the Award Agreement, or (B) the fifth (5th) anniversary of the date of grant.

(e)
No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Effective Date, as defined in Article 2, provided, however, that no Option will qualify as an Incentive Stock Option unless shareholder approval is obtained within twelve (12) months of the Effective Date. No Option that is intended to be an Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

(f)
An Incentive Stock Option must be exercised, if at all, by the earliest of (i) the time specified in the Award Agreement, (ii) three (3) months after the Participant’s termination of Service for a reason other than death or Disability, or (iii) twelve months after the Participant’s termination of Service for death or Disability.

(g)	An Option that is intended but fails to be an ISO shall be treated as an NQSO for purposes of the Plan.

Article 7. Stock Appreciation Rights
7.1Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time, as determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of the two.

Within the limits of Article 4, the Committee will have sole discretion to determine the number of SARs granted to each Participant and, consistent with the provisions of the Plan, to determine the terms and conditions pertaining to SARs.

SARs granted in tandem with Options shall have a grant price not less than the Exercise Price of the related Option. SARs granted alone and unrelated to an Option may be granted at such grant prices as the Committee may determine.

7.2Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option, upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a Change in Control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change in Control in any transaction reported in the stock market in which the Common Stock is normally traded.

7.3Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.4Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the grant price, the term of the SAR and such other provisions as the Committee determines.

7.5Term of SARs. The term of an SAR will be determined by the Committee, in its sole discretion, but may not exceed ten (10) years.

7.6Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)
the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(b)	the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable SAR outstanding on the Automatic Exercise Date with a grant price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Article 16. Unless otherwise determined by the Committee, this Section 7.7 shall not apply to an Stock Appreciation Right if the Participant’s Service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no SAR with a grant price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7.7.

7.8Termination of Service. Each SAR Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service with the Company and all Affiliates. These terms will be determined by the Committee in its sole discretion, need not be uniform among all SARs issued under the Plan, and may reflect, among other things, distinctions based on the reasons for termination of Service.

7.9Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.10No Dividend Equivalents. Subject to Section 4.4, the Committee may not grant payments in connection with SARs that are equivalent to dividends declared and paid on the Shares underlying the SARs.

Article 8. Restricted Stock, Restricted Stock Units and Restricted Units
8.1Grant of Restricted Stock, Restricted Stock Units or Restricted Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock, Restricted Stock Units or Restricted Units to Participants in such amounts as it determines.

8.2Award Agreement. Each grant of Restricted Stock, Restricted Units or Restricted Stock Units will be evidenced by an Award Agreement that specifies the Restriction Periods, the number of Shares or Share-equivalent units granted, the conditions under which the Award may be forfeited to the Company, and such other provisions as the Committee determines. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

8.3Nontransferability. Restricted Stock, Restricted Units and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable Restriction Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock, Restricted Units and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4Other Restrictions. Subject to Article 11, the Committee may impose such other conditions or restrictions on any Restricted Stock, Restricted Units or Restricted Stock Units as it deems advisable including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, individual, or any combination of them), time-based restrictions on vesting following the attainment of the performance objectives, and restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.4 as to any given Award will lapse all at once or in installments.

The Company will retain the certificates representing Shares of Restricted Stock in its possession until all conditions and restrictions applicable to the Shares have been satisfied.

8.5Payment of Awards. Except as otherwise provided in this Article 8, Shares covered by each Restricted Stock grant will become freely transferable by the Participant after the last day of the applicable Restriction Period, and Share equivalent units covered by a Restricted Unit or Restricted Stock Unit will be paid out in cash or Shares to the Participant following the last day of the applicable Restriction Period, or on a later date provided in the Award Agreement.

8.6Voting Rights. During the Restriction Period, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

8.7Dividends and Other Distributions. During the Restriction Period, Participants awarded Shares of Restricted Stock, Restricted Units or Restricted Stock Units hereunder will be credited with regular cash dividends or dividend equivalents paid on those Shares or with respect to those Share-equivalent units. Dividends or dividend equivalents shall be accrued as contingent cash obligations or converted into additional Shares of Restricted Stock, Restricted Units or Restricted Stock Units; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.

8.8Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain unvested Restricted Stock, Restricted Stock Units or Restricted Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock, and may reflect, among other things, distinctions based on the reasons for termination of Service.

Article 9. Performance Units, Performance Shares, Performance Awards, and Other Awards
9.1Grant of Performance Units or Performance Shares. Subject to the terms of the Plan, the Committee shall have the authority to grant Performance Units, Performance Shares, or Performance Awards to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

9.2Value of Performance Units and Performance Shares. Each Performance Unit will have an initial value established by the Committee at the time of grant. Each Performance Share will have an initial value equal to the Fair Market Value on the date of grant. The Committee will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value (or both) of Performance Units or Performance Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance objectives must be met will be called a “Performance Period” and will be set by the Committee in its discretion.

9.3Earning of Performance Units, Performance Shares, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of Shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not to exceed two-hundred percent (200%)) as the Committee shall specify.

9.4Performance Criteria. For purposes of this Article 9, the term “Performance Criteria” shall mean any one or more of the performance measures provided in Article 10.

9.5Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Shares, Performance Units, or Performance Awards to qualify for the Performance-Based Exception, the Committee must establish the Performance Criteria for the applicable Performance Period by the earlier of (a) the ninetieth (90th) day after the Performance Period begins or (b) before twenty-five percent (25%) of the Performance Period has elapsed (or by such other date as may be required under Section 162(m) of the Code).

9.6Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned on the basis of performance in relation to the established Performance Criteria.

9.7Award Agreement. Each grant of Performance Units or Performance Shares will be evidenced by an Award Agreement specifying the material terms and conditions of the Award (including the form of payment of earned Performance Units or Performance Shares), and such other provisions as the Committee determines.

9.8Form and Timing of Payment of Performance Units, Performance Shares, and Performance Awards. Except as provided in Article 12, payment of earned Performance Units, Performance Shares, and Performance Awards will be made as soon as practicable after the close of the applicable Performance Period and within two and one-half (2-1/2) months following the end of the later of the calendar year or the fiscal year of the Company in which the Performance Units, Performance Shares, or Performance Awards were earned, in a manner determined by the Committee in its sole discretion. The Committee will pay earned Performance Units, Performance Shares, and Performance Awards in the form of cash, in Shares, or in a combination of cash and Shares, as specified in the Award Agreement. Performance Shares may be paid subject to any restrictions deemed appropriate by the Committee.

9.9Termination of Service. Each Participant’s Award Agreement will set forth the extent to which the Participant has the right to receive a payout of the Performance Units, Performance Shares, and Performance Awards after his or her termination of Service with the Company and all Affiliates. Payment of earned Performance Units, Performance Shares, and Performance Awards will be made at a time specified by the Committee in its sole discretion and set forth in the Participant’s Award Agreement.

9.10Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units, Performance Shares, and Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan will be exercisable during the Participant’s lifetime only by the Participant or Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

9.11Other Awards. In addition to the Awards described in Articles 6 through 8 and Sections 9.1 through 9.10 above, and subject to the terms of the Plan, the Committee may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate. Shares of Common Stock awarded in connection with such other Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law. Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Common Stock Awards or options.

9.12Dividends and Other Distributions. Dividends, dividend equivalents, or other distributions with respect to Shares underlying an Award may be credited with respect to an Award pursuant to this Article 9, as provided in an applicable Award Agreement; provided however, that any such dividends, dividend equivalents, or other distributions so credited shall be subject to the same Restriction Period and other conditions as the underlying Award.

Article 10. Performance Measures.
Unless and until the Committee proposes and the Company’s shareholders approve a change in the general performance measures set forth in this Article 10, the performance measure(s) to be used for purposes of Awards designed to qualify for the Performance-Based Exception will be chosen from among the following alternatives:

(a)	earnings growth;

(b)	earnings per share of common stock;

(c)	net earnings;

(d)	operating earnings or income;

(e)	earnings before interest, taxes, depreciation and amortization (EBITDA);

(f)	net sales growth;

(g)	net income (absolute or competitive growth rates comparative);

(h)	net income applicable to common stock;

(i)	cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(j)	operating earnings or income per share of common stock;

(k)	revenues;

(l)	shareholders’ equity;

(m)	return on shareholders’ equity (absolute or peer-group comparative);

(n)	stock price (absolute or peer-group comparative);

(o)	absolute and/or relative return on common shareholders equity;

(p)	absolute and/or relative return on capital;

(q)	absolute and/or relative return on assets;

(r)	economic value added (income in excess of cost of capital);

(s)	operating margins;

(t)	total shareholder return;

(u)	customer satisfaction;

(v)	quality metrics;

(w)	expenses or expense reduction;

(x)	debt-to-capital ratio;

(y)	market share; and

(z)	ratio of operating expenses to operating revenues.

The Committee may specify any reasonable definition of the performance measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; unusual or non-recurring items or items determined to be unusual in nature and/or infrequent in occurrence; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items (in each case, to the extent not inconsistent with Code Section 162(m), if applicable). The levels of performance required with respect to the performance measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. The applicable performance measures may differ for Awards to different Participants.

The Committee will have the discretion to adjust targets set for preestablished performance objectives; however, Awards designed to qualify for the Performance-Based Exception may not be adjusted upward, except to the extent permitted under Code Section 162(m), to reflect accounting changes or other events.

If Code Section 162(m) or other applicable tax or securities laws change to allow the Committee discretion to change the types of performance measures without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. In addition, if the Committee determines it is advisable to grant Awards that will not qualify for the Performance-Based Exception, the Committee may grant Awards that do not so qualify.

Article 11. Beneficiary Designation
Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Committee, and must be made during the Participant’s lifetime. In the absence of an effective designation by a Participant, “Designated

Beneficiary” shall mean the beneficiary designated by the Participant in the Company’s qualified 401(k) savings plan or, if no such beneficiary has been designated, to the Participant’s estate.

Article 12. Deferrals
The Committee may, consistent with the requirements of Code Section 409A, permit a Participant to defer receipt of cash or Shares that would otherwise be due to him or her by virtue of an Option or SAR exercise, the lapse or waiver of restrictions on Restricted Stock, Restricted Stock Units, Restricted Units or other Awards, or the satisfaction of any requirements or objectives with respect to Performance Units, Performance Shares or other Awards. If any such deferral election is permitted, the Committee will, in its sole discretion, establish rules and procedures for such deferrals consistent with the requirements of Code Section 409A.

Article 13. Rights of Employees
13.1Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any affiliate of the Company (as defined in federal securities laws) to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

13.2Participation. No Eligible Employee will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

Article 14. Change in Control
14.1Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)
any and all outstanding Options and SARs will become immediately exercisable (and will be deemed to be exercisable immediately prior to the Change in Control), and will remain exercisable throughout their entire term (the “Vested Options and SARs”); provided, however, that, with respect to Vested Options and SARs that are not exercised in connection with the Change in Control, such Vested Options and SARs will be subject to the provisions of Section 14.1(e) below, as applicable;

(b)
any Restriction Periods or other restrictions imposed on Restricted Stock, Restricted Stock Units and Restricted Units will lapse, except that the degree of vesting associated with those Awards that is conditioned on the achievement of performance conditions will be determined as set forth in Section 14.1(c) or Section 14.1(d), as applicable;

(c)
except as otherwise provided in the Award Agreement, the vesting of all Performance Units, Performance Shares, and Performance Awards will be accelerated as of the effective date of the Change in Control, and Participants will be paid in cash, within thirty (30) days after the effective date of the Change in Control, a pro rata amount based on an assumed achievement of all relevant performance objectives at target levels, and upon the length of time within the Performance Period that elapsed prior to the effective date of the Change in Control;

(d)
notwithstanding the foregoing, if the Committee determines that actual performance to the effective date of the Change in Control exceeds target levels, the prorated payouts made pursuant to Sections 14.1(b) and (c) will be made at levels commensurate with the actual performance (determined by extrapolating the actual performance to the end of the Performance Period) based on the length of time within the Performance Period that elapsed prior to the Change in Control;

(e)
if the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (A) the continuation of the Vested Options and SARs by the Company, if the Company is the surviving corporation; (B) the assumption of the Vested Options and SARs by the surviving corporation or its parent or subsidiary; (C) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the Vested Options and SARs; or (D) settlement of the Vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per Share Exercise Price or grant price), or, if the per Share Exercise Price or grant price equals or exceeds the Change in Control Price or if the Committee determines that the Award cannot reasonably become vested pursuant to its terms, such Vested Options and SARs shall terminate and be canceled;

(f)
to the extent that Restricted Stock, Restricted Units and Restricted Stock Units settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction; and

(g)
for purposes of this Section 14.1, “Change in Control Price” shall mean the Fair Market Value of a Share upon a Change in Control, and to the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

14.2Termination, Amendment and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan or any provision in an Award Agreement, this Article 14 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award in any material way theretofore granted to a Participant, unless the Participant gives his or her prior written consent to the termination, amendment or modification.

Article 15. Amendment, Modification and Termination
15.1Amendment, Modification and Termination. Subject to Section 14.2, the Committee or Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part, subject to any stockholder approval that the Board determines to be necessary or advisable.

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Except as provided in Sections 4.4 and 15.2, the Committee shall not, without the prior approval of the Company’s shareholders, (i) increase or remove the Share limitations with respect to Awards granted to non-employee Directors under Section 4.1 of the Plan, (ii) cancel any outstanding Option or SAR for the purpose of reissuing the Option or SAR to the Participant at a lower Exercise Price or grant price, (iii) exchange any outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share for cash or another Award, (iv) reduce the Exercise Price or grant price of an outstanding Option or SAR, or (v) take any other action that would be a “repricing” of the Option or SAR. Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

15.2Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan (i) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or its financial statements, (ii) in recognition of changes in applicable laws, regulations, or accounting principles, or (iii) whenever the Committee determines that such adjustments are necessary, equitable and/or appropriate. In the case of an Award designed to qualify for the Performance-Based Exception, the Committee will take care not to make an adjustment that would disqualify the Award.

15.3Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company and amended from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

15.4Awards Previously Granted. No termination, amendment or modification of the Plan will adversely affect in any material way any Award already granted, without the written consent of the Participant who holds the Award.

15.5Compliance with Code Section 162(m) and Code Section 409A. Awards are intended to comply with the Performance-Based Exception will comply with the requirements of Code Section 162(m), unless the Committee determines that such compliance is not desired with respect to an Award available for grant under the Plan. In addition, if changes are made to Code Section 162(m) to permit greater flexibility as to any Award available under the Plan, the Committee may, subject to this Article 15, make any adjustments it deems appropriate. The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to twenty percent (20%) or less of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

Article 16. Withholding
16.1Tax Withholding. The Company will have the power and the right to deduct or withhold from any Award or other compensation of the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan. No Award Agreement will permit reload options to be granted in connection with any Shares used to pay a tax withholding obligation.

16.2Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount required to be withheld or other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, so long as such other greater amount would not result in adverse financial accounting treatment, as determined by the Committee (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 17. Indemnification
Each person who is or has been a member of the Committee or the Board will be indemnified and held harmless by the Company from and against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or as a result of any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, or failure to act, under the Plan. Each such person will also be indemnified and held harmless by the Company from and against any and all amounts paid by him or her in a settlement approved by the Company, or paid by him or her in satisfaction of any judgment, of or in a claim, action, suit or proceeding against him or her and described in the previous sentence, so long as he or she gives the Company an opportunity, at its own expense, to handle and defend the claim, action, suit or proceeding before he or she undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which a person who is or has been a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.

Article 18. Successors
All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

Article 19. Legal Construction
19.1Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

19.2Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

19.3Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

19.4Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (a) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (b) grant Awards to such Participants in accordance with those rules.

19.6Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

19.7Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of law.

19.8Electronic Delivery and Evidence of Award. The Company may deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party) all documents relating to the Plan or any Award hereunder (including, without limitation, any Award Agreement and prospectus required by the SEC) and all other documents that the Company is required to deliver to its securities holders (including, without limitation, annual reports and proxy statements). In addition, evidence of an Award may be in electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to a Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book entry form in the name of the Participant.

19.9Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

*    *    *

MAXIMUS

HELPING GOVERNMENT SERVE THE PEOPLE®

MAXIMUS, INC.
1891 METRO CENTER DRIVE
RESTON, VA 20190
ATTN: DAVID FRANCIS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:
Class I Director - 01
Class II Directors - 02, 03, 04

Nominees	For	Against	Abstain
01 Anne K. Altman	☐	☐	☐
02 Gayathri Rajan	☐	☐	☐
03 John J. Haley	☐	☐	☐
04 Russell A. Beliveau	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote to approve the compensation of the Named Executive Officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3 Advisory to vote on the frequency of voting on Named Executive Officer's compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.	For	Against	Abstain
4 Approval of Annual Management Bonus Plan.	☐	☐	☐
5 Approval of 2017 Equity Incentive Plan.	☐	☐	☐
6 Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2017 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000305116_1 R1.0.1.29

MAXIMUS

HELPING GOVERNMENT SERVE THE PEOPLE®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

MAXIMUS, INC.
Annual Meeting of Shareholders
March 14 , 2017 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 14, 2017, and at all adjournments thereof, at the corporate headquarters at 1891 Metro Center Drive in Reston, Virginia, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000305116_2 R1.0.1.29